Exhibit 99.1
EXECUTION COPY
STOCK PURCHASE AGREEMENT
DATED AS OF
MARCH 31, 2010
BY AND AMONG
GABLE 5, INC.,
as the Company,
LIBERTY SAFE AND SECURITY PRODUCTS, LLC,
as the Seller
AND
LIBERTY SAFE HOLDING CORPORATION,
as the Purchaser

i

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Schedules and Exhibits

Exhibit A	Net Working Capital
Exhibit B	Additional Covenants
Exhibit C	Rollover Shares

Schedule 1.1	Permitted Liens
Schedule 3.1	Organization; Good Standing; Qualification and Powers
Schedule 3.3	Non-contravention
Schedule 3.4	Consents
Schedule 3.5.1	Capitalization
Schedule 3.5.2	Subsidiaries
Schedule 3.6.1	Financial Statements
Schedule 3.6.2	Financial Statements
Schedule 3.7	No Undisclosed Liabilities
Schedule 3.8	Absence of Certain Developments
Schedule 3.9.1	Compliance with Laws
Schedule 3.9.2	Licenses; Permits
Schedule 3.9.3	Governmental Authorizations
Schedule 3.10	Litigation
Schedule 3.11	Taxes
Schedule 3.12	Environmental Matters
Schedule 3.13	Employee Matters
Schedule 3.14	Employee Benefit Plans
Schedule 3.15.1	Intellectual Property Rights
Schedule 3.15.2	Registered Intellectual Property
Schedule 3.15.3	Intellectual Property Claims
Schedule 3.16	Contracts
Schedule 3.17.1	Insurance
Schedule 3.17.2	Self-Insurance Arrangements
Schedule 3.18	Leased Property
Schedule 3.19	Assets
Schedule 3.20	Transactions with Affiliates
Schedule 3.24.1	Major Customers
Schedule 3.24.2	Major Suppliers
Schedule 3.24.3	Disputes with Major Customers and Suppliers
Schedule 3.25	Product Liabilities; Product Warranties
Schedule 3.26	Certain Payments
Schedule 4.4	Seller Consents
Schedule 5.4	Purchaser Consents

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STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 31, 2010, is by and among Gable 5, Inc., a Delaware corporation (the “Company”), Liberty Safe and Security Products, LLC, a Delaware limited liability company (the “Seller”), and Liberty Safe Holding Corporation, a Delaware corporation (the “Purchaser”).
RECITALS
     WHEREAS, the Company, through its wholly owned Subsidiary, Liberty Safe and Security Products, Inc., a Utah corporation (“Liberty”), is engaged in the business of manufacturing and marketing safes and related accessories for residential and commercial use (the “Business”);
     WHEREAS, the Seller and the Rollover Stockholders collectively own beneficially and of record all of the issued and outstanding shares of common stock of the Company, $0.01 par value per share (the “Common Stock”);
     WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Common Stock (other than the Rollover Shares) owned by the Seller upon the terms and conditions hereinafter set forth;
     WHEREAS, immediately prior to the consummation of the acquisition of Common Stock from the Seller, each of the Rollover Stockholder is contributing to the Purchaser that number of Rollover Shares set forth opposite such Rollover Stockholder’s name on Exhibit C hereto, in exchange for a number of shares of common stock of the Purchaser set forth on Exhibit C hereto in a transaction intended to qualify as a tax-free transaction under the Code; and
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I—CERTAIN DEFINITIONS
     Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
     “Accounting Firm” has the meaning set forth in Section 2.3.3.3.
     “Accounts Receivable” has the meaning set forth in Section 3.22.
     “Actual Adjustment” means (x) the Purchase Price as set forth on the Final Statement of Purchase Price minus (y) the Estimated Purchase Price.
     “Actual Value” has the meaning set forth in Section 2.3.3.4(C).
     “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
     “Agreement” has the meaning set forth in the preamble to this Agreement.
     “Assets” has the meaning set forth in Section 3.19.1.
     “Business” has the meaning set forth in the recitals to this Agreement.
     “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City or in Payson, Utah are open for the general transaction of business.
     “Cap” has the meaning set forth in Section 9.5.4.
     “Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short term investments) of the Company and its Subsidiaries determined in accordance with GAAP as of immediately prior to the Closing.
     “CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Closing” has the meaning set forth in Section 2.4.
     “Closing Date” has the meaning set forth in Section 2.4.
     “Closing Date Funded Indebtedness” means the Funded Indebtedness as of immediately prior to the Closing.
     “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Common Stock” has the meaning set forth in the recitals to this Agreement.
     “Company” has the meaning set forth in the preamble to this Agreement.
     “Company Intellectual Property Rights” has the meaning set forth in Section 3.15.1.
     “Confidentiality Agreement” means the confidentiality agreement, dated November 4, 2009, by and between the Company and Compass Group Management LLC.
     “Contracts” means all contracts (except for purchase orders in the ordinary course of business), agreements, leases, obligations, commitments, permits or licenses, whether written or oral, to which the Company or any of its Subsidiaries is a party or is otherwise bound.

     “Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code.
     “Credit Facilities” means, collectively (i) the Credit Agreement, dated as of June 1, 2007, by and among Liberty Safe and Security Products, Inc., Merrill Lynch Capital and the addition lenders party thereto from time to time, as amended, restated or otherwise modified from time to time and (ii) the Senior Subordinated Credit Agreement, dated as of March 11, 2005, by and among the Company, Catterton Partners V, L.P. and the lenders signatory thereto, as amended, restated or otherwise modified from time to time.
     “Deductible” has the meaning set forth in Section 9.5.3.
     “Discussions Period” has the meaning set forth in Section 2.3.3.3.
     “Dispute Notice” has the meaning set forth in Section 2.3.3.3.
     “Election Notice” has the meaning set forth in Section 6.7.4.2.
     “Employee Plan” and “Employee Plans” have the meanings set forth in Section 3.14.1.
     “Enterprise Value” means $70,000,000.
     “Environmental Authorizations” has the meaning set forth in Section 3.12.2.
     “Environmental Laws” means all federal, state, local and foreign laws, statutes, rules regulations and ordinances concerning pollution or protection of the environment, or protection of human health and safety as it relates to management of or exposure to Hazardous Materials, including those relating to any emissions, releases or discharges of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, handling, clean-up or control of Hazardous Materials, as such requirements are enacted and in effect on or prior to the Closing Date.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Account” has the meaning set forth in Section 2.3.1.1.
     “Escrow Agent” means JPMorgan Chase Bank, N.A.
     “Escrow Agreement” has the meaning set forth in Section 2.3.1.1.
     “Escrow Amount” means the amount to be delivered to the Escrow Agent on the Closing Date as provided in the Escrow Agreement.
     “Escrow Funds” has the meaning set forth in Section 2.3.1.1.
     “Estimated Cash and Cash Equivalents” has the meaning set forth in Section 2.3.1.

     “Estimated Net Working Capital Adjustment” has the meaning set forth in Section 2.3.1.
     “Estimated Purchase Price” means a good faith estimate of the Purchase Price, as determined by the Seller based upon the Company’s and its Subsidiaries’ most recent financial statements as of the date of such estimate while taking into account changes in the Company’s financial position since the date of such financial statements. In connection with determining the Estimated Purchase Price, the Seller shall use the Enterprise Value and all other components of the Purchase Price, including the Estimated Net Working Capital Adjustment (which may be a negative number), the Estimated Cash and Cash Equivalents, the Closing Date Funded Indebtedness and Seller Expenses. The Estimated Purchase Price shall be calculated in a manner consistent with the definition of “Purchase Price” as set forth herein.
     “Final Statement of Purchase Price” has the meaning set forth in Section 2.3.3.3.
     “Financial Advisor” means Robert W. Baird & Co. Incorporated.
     “Financial Statements” has the meaning set forth in Section 3.6.1.
     “Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.5, 3.21, 4.1 and 4.2.
     “Funded Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums or similar breakage costs payable as a result of the consummation of the transactions contemplated by this Agreement) arising under any obligations of the Company or any of its Subsidiaries consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the ordinary course of business) and any earn-out payment obligations, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) all capitalized lease obligations as determined under GAAP, and (iv) obligations under any interest rate, currency or other hedging agreements, to the extent payable if terminated at Closing, in each case, as of such date, including obligations under any performance bond or letters of credit, whether drawn or undrawn, and including obligations pursuant to the Credit Facilities. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any item to the extent taken into account in Net Working Capital or Seller Expenses.
     “GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement, as applied by the Company and its Subsidiaries on a consistent basis.
     “Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its certificate of formation and its limited partnership agreement and the “Governing Documents” of a limited liability company are its certificate of formation and its operating agreement.

     “Governmental Authority” means the government of the United States and any state, commonwealth, territory, possession, county, or municipality thereof, or the government of any political subdivision of any of the foregoing, or any foreign governmental authority, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions, in each case, where such Person acts with executive branch power.
     “Hazardous Materials” means any waste or other substance that is hazardous, radioactive, toxic, a pollutant or a contaminant, or that is regulated, listed, defined, designated, or classified, or otherwise determined to be, as such under or pursuant to any Environmental Law and specifically including petroleum and all derivatives thereof and asbestos or asbestos-containing materials.
     “High Value” has the meaning set forth in Section 2.3.3.4(B).
     “Indemnified Party” has the meaning set forth in Section 9.3.1.
     “Intellectual Property Rights” means common law and statutory rights anywhere in the world arising under or associated with all (i) patents, inventions, technology, discoveries, improvements, processes, industrial designs, techniques, patent applications and inventor’s certificates (“Patents”), (ii) trademarks, service marks, trade names, brand names, logos, trade dress, and registrations and applications for any of the foregoing (“Trademarks”), (iii) works of authorship, copyrights, copyrightable works, and copyright registrations and applications (“Copyrights”), (iv) Internet domain names, (v) trade secrets, industrial secrets and confidential information and know-how (“Trade Secrets”), and (vi) all tangible embodiments of any of the foregoing.
     “K&E” has the meaning set for in Section 10.17.
     “Knowledge” means, with respect to any Person of any fact, circumstance or occurrence, such fact, circumstance or occurrence of which such Person (i) is actually aware and (ii) would reasonably be expected to become aware after reasonable inquiry of Company personnel and files; provided that, in the case of the Seller, the Company and its Subsidiaries, such knowledge shall be limited to the Knowledge of Jeffrey Talley, Kim Waddoups, and Stephen Allred, none of whom shall have any personal liability or obligations regarding such Knowledge.
     “Latest Balance Sheet” has the meaning set forth in Section 3.6.1.2.
     “Leased Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used in the Business.
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any of its Subsidiaries holds any Leased Property.
     “Legal Proceedings” has the meaning set forth in Section 3.10.1.

     “Liberty” has the meaning set forth in the recitals to this Agreement.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind and any right of first refusal or other restriction of any kind. For avoidance of doubt, “Lien” shall not include any license of Intellectual Property Rights.
     “Loss” has the meaning set forth in Section 9.2.1.
     “Low Value” has the meaning set forth in Section 2.3.3.4(A).
     “Major Customer” has the meanest forth in Section 3.24.1.
     “Major Supplier” has the meanest forth in Section 3.24.2.
     “Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or to the ability of the Seller to timely consummate the transactions contemplated hereby; provided, that any change, event or effect arising from or related to: (i) conditions affecting the United States economy generally; (ii) acts of terrorism, acts of war or the escalation of hostilities; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP; (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority; (vi) any action taken by a party hereto in accordance with, or not prohibited by, this Agreement; (vii) the public announcement of the transactions contemplated by this Agreement; (viii) any failure by the Company to meet (as distinguished from any change or effect giving rise to any such failure to meet) any internal or published projections, forecasts or revenue or earnings predictions for any period ending before or after the date of this Agreement; or (ix) the completion of the transactions contemplated hereby, shall, in each case, (and with respect to the items in clauses (i), (ii), (iii), (iv) and (v), to the extent they do not have a disproportionate impact on the Company and its Subsidiaries), not be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur.
     “Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
     “Net Working Capital” means, with respect to the Company and its Subsidiaries, the current assets of the Company and its Subsidiaries, on a consolidated basis, as of the end of the Closing Date that are included in the line item categories of current assets specifically identified on Exhibit A (but in all events excluding any deferred Tax assets) less the current liabilities of the Company and its Subsidiaries, on a consolidated basis, as of the end of the Closing Date that are included in the line item categories of current liabilities specifically identified on Exhibit A (but in all events excluding any deferred Tax liabilities), in each case, without duplication, and as determined in a manner strictly consistent with the principles and methodologies used by the Company and its Subsidiaries in the preparation of their financial statements and in accordance with GAAP. For the avoidance of doubts, Net Working Capital shall not include any Cash and Cash Equivalents, or Funded Indebtedness of the Company and its Subsidiaries or any Seller Expenses.

     “Net Working Capital Adjustment” means (i) the amount by which Net Working Capital as of immediately prior to the Closing exceeds the Target Amount, or (ii) the amount by which Net Working Capital as of immediately prior to the Closing is less than the Target Amount, in each case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number.
     “New Plans” has the meaning set forth in Section 6.4.1.
     “Order” has the meaning set forth in Section 3.10.2.1.
     “Payoff Letters” has the meaning set forth in Section 7.1.6.
     “Permitted Liens” means (a) mechanics, materialmen’s, carrier’s, repairer’s and other Liens arising or incurred in the ordinary course of business or that are not yet delinquent and which would not reasonably be expected to have a Material Adverse Effect; (b) Liens for Taxes, assessments or other governmental charges not yet delinquent; (c) easements, covenants, rights of way and similar matters affecting title to the Leased Properties that do not materially interfere with the present uses of the Leased Property; (d) Liens securing the obligations of the Company and its Subsidiaries under each of the Credit Facilities (which shall be released as of the Closing); (e) Liens granted to any lender at the Closing in connection with any financing by the Purchaser of the transactions contemplated hereby; (f) zoning, building codes and other land use laws regulating the use or occupancy of the Leased Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over the Leased Property which are not violated by the current use or occupancy of the Leased Property or the operation of the Business of the Company and its Subsidiaries or any violation of which would not have a Material Adverse Effect; (g) matters that would be disclosed by an accurate survey or inspection of the Leased Property; and (h) Liens described on Schedule 1.1.
     “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.
     “Post-Closing Tax Period” means, with respect to the Company or any of its Subsidiaries, any taxable period that begins after the Closing Date.
     “Pre-Closing Tax Period” means, with respect to the Company or any of its Subsidiaries, any taxable period that ends on or before the Closing Date.
     “Proposed Closing Date Calculations” has the meaning set forth in Section 2.3.3.1.
     “Proposed Closing Date Statement of Cash and Cash Equivalents” has the meaning set forth in Section 2.3.3.1.
     “Proposed Closing Date Statement of Net Working Capital” has the meaning set forth in Section 2.3.3.1.
     “Proposed Purchase Price Calculation” has the meaning set forth in Section 2.3.3.1.

     “Proprietary Rights Agreement” has the meaning set forth in Section 3.13.3.
     “Purchase Price” means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents, minus (iv) the amount of Closing Date Funded Indebtedness, minus (v) the amount of Seller Expenses.
     “Purchaser” has the meaning set forth in the preamble to this Agreement.
     “Purchaser Controlled Proceeding” has the meaning set forth in Section 6.7.4.3.
     “Purchaser Indemnitee” has the meaning set forth in Section 9.2.1.
     “Registered Intellectual Property” means any Intellectual Property Rights that are the subject of a formal application or registration with any Governmental Authority (or with respect to domain names, any domain name registrar) including (i) issued Patents, (ii) registered Copyrights, (iii) registered Trademarks, and (iv) any applications filed, including provisional applications, for any of the foregoing (as applicable).
     “Release” has the meaning set forth in Section 3.12.7.
     “Response Actions” has the meaning set forth in Section 9.4.
     “Responsible Party” has the meaning set forth in Section 9.3.1.
     “Rollover Amount” means $585,000.
     “Rollover Contribution” has the meaning set forth in Section 2.1.2.
     “Rollover Shares” means the shares of Common Stock owned by each of the Rollover Stockholders.
     “Rollover Stockholder” means each of Jeffrey Talley, Kim Waddoups and Stephen Allred.
     “Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).
     “Seller” has the meaning set forth in the preamble to this Agreement.
     “Seller Controlled Proceeding” has the meaning set forth in Section 6.7.4.2.
     “Seller Expenses” means the collective amount of all out-of-pocket costs and expenses incurred by the Company and its Subsidiaries or on behalf of the Seller, in connection with the sale of the Company or any of its Subsidiaries, payable by the Company or any of its Subsidiaries to outside legal counsel, accountants, advisors, brokers and other third parties and unpaid as of immediately prior to the Closing; provided that Net Working Capital shall not take into account any item included in Seller Expenses to the extent so included and paid at Closing.

     “Seller Indemnitee” has the meaning set forth in Section 9.2.2.
     “Seller’s Equityholder” has the meaning set forth in Section 10.17.
     “Straddle Period” means, with respect to the Company or any of its Subsidiaries, any taxable period that includes, but does not end on, the Closing Date.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.
     “Target Amount” equals $14,112,000.
     “Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or similar items in respect of the foregoing (whether disputed or not).
     “Tax claim” has the meaning set forth in Section 6.7.4.1.
     “Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax (including any amendment thereof).
     “Third Party Claim” has the meaning set forth in Section 9.3.1.
     Section 1.2 Interpretive Provisions. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) the word “including” means “including, but not limited to”; (c) the masculine gender shall also include the feminine and neutral genders, and vice versa; and (d) words importing the singular shall also include the plural, and vice versa.
ARTICLE II—PURCHASE AND SALE
     Section 2.1 Rollover; Purchase and Sale of the Common Stock.
          Section 2.1.1 First, each of the Rollover Stockholders shall contribute (the “Rollover Contribution”) to the Purchaser the Rollover Shares, free and clear of all Liens, and the Purchaser shall accept such contribution in exchange for the number of shares of common stock of the Purchaser set forth on Exhibit C. Each Rollover Contribution is being made pursuant to a Stock Purchase Agreement between the Purchaser and the applicable Rollover Stockholder and is being made in connection with, and as part of the same plan as, the acquisition by the other stockholders of the Purchaser of their shares of the Purchaser.
          Section 2.1.2 Immediately after the Rollover Contribution, and upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Common Stock (other than the Rollover Shares) owned by the Seller.
     Section 2.2 Purchase Price. In consideration for the Common Stock to be purchased by the Purchaser from the Seller, the Purchaser shall pay to the Seller an amount in cash equal to the Purchase Price (less the Rollover Amount) and shall, for and on behalf of Seller, make all other payments under Section 2.3.
     Section 2.3 Payments by the Purchaser; Adjustment to Purchase Price.
          Section 2.3.1 Estimated Purchase Price. Prior to the Closing, the Company shall have delivered to the Purchaser a good faith calculation of the Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), the Cash and Cash Equivalents (the “Estimated Cash and Cash Equivalents”), the Seller Expenses and, based thereon, the Estimated Purchase Price. The Estimated Net Working Capital Adjustment shall be calculated in a manner consistent with the methodology set forth on Exhibit A. At the Closing, the Purchaser shall pay, or shall cause the Company or a Subsidiary to pay, an amount in immediately available cash equal to the Estimated Purchase Price (less the Rollover Amount) in the following order:
               Section 2.3.1.1 The Escrow Amount in cash (such cash, the “Escrow Funds”) shall be deposited into an escrow account (the “Escrow Account”), which was established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be entered into on the Closing Date among the Seller, the Purchaser and the Escrow Agent; and
               Section 2.3.1.2 An amount equal to the Estimated Purchase Price (less the Rollover Amount) minus the Escrow Amount shall be paid by wire transfer of immediately available funds to one or more accounts designated by the Seller in writing at least one (1) Business Day prior to the Closing Date.

          Section 2.3.2 Payment of Closing Date Funded Indebtedness and Seller Expenses. At the Closing, the Purchaser shall, or shall cause the Company or a Subsidiary to:
               Section 2.3.2.1 pay the Closing Date Funded Indebtedness in accordance with the Payoff Letters; and
               Section 2.3.2.2 pay the Seller Expenses as instructed by the Seller in writing prior to the Closing.
          Section 2.3.3 Preparation of the Final Statement of Purchase Price.
               Section 2.3.3.1 As soon as practicable, but no later than 60 days after the Closing Date, the Company shall, and the Purchaser shall cause the Company to, prepare and deliver to the Seller (A) a proposed calculation of the Net Working Capital as of the end of the Closing Date (the “Proposed Closing Date Statement of Net Working Capital”), (B) a proposed calculation of Cash and Cash Equivalents (the “Proposed Closing Date Statement of Cash and Cash Equivalents”) and (C) a proposed calculation of the Purchase Price (the “Proposed Purchase Price Calculation”) and, in each case, the components thereof. The Proposed Closing Date Statement of Net Working Capital, the Proposed Closing Date Statement of Cash and Cash Equivalents and the Proposed Purchase Price Calculation shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations.” Notwithstanding anything to the contrary set forth herein, if the Company fails to timely deliver any of the Proposed Closing Date Calculations, then the calculation of the Estimated Purchase Price shall represent the Final Statement of Purchase Price and shall be conclusive and binding on the parties hereto, unless the Seller, in Seller’s sole discretion, notifies the Purchaser in writing no later than 90 days after the Closing Date that the Seller elects to retain a nationally recognized independent accounting firm to review the calculation of the Estimated Purchase Price and make any adjustments necessary thereto consistent with the provisions of this Section 2.3, which determination by such accounting firm shall be conclusive and binding on the parties hereto; provided, however that the Seller reserves any and all rights granted in this Agreement and all remedies available to the Seller under this Agreement. In connection with the foregoing, the Company shall, and shall cause each of its Subsidiaries to, make its books and records, to the extent reasonably required, available to such accounting firm in connection with its services, and all fees and expenses of such accounting firm shall be paid by the Company and its Subsidiaries.
               Section 2.3.3.2 From and after the Closing Date, the Purchaser shall provide to the Seller, the Seller’s Equityholders, and any of their respective accountants and advisors, reasonable access to the Company’s and its Subsidiaries’ accounting personnel (including the chief financial officer, the Company’s and its Subsidiaries’ and the Purchaser’s accountants), and the books and records of the Company and its Subsidiaries and any other documents relating to the preparation of the Proposed Closing Date Calculations for the purposes of completing the Final Statement of Purchase Price. The Purchaser agrees that following the Closing Date and prior to the completion of the Final Statement of Purchase Price, the Purchaser shall, and shall cause the Company and its Subsidiaries to, preserve and not alter or destroy any of the books and records of the Company or any of its Subsidiaries on which the calculation of the Purchase Price or any component thereof are to be based, or which would reasonably be expected to be useful or helpful to the Seller, Seller’s Equityholders or any of their respective accountants or advisors to calculate the Final Statement of Purchase Price.
               Section 2.3.3.3 If the Seller does not give written notice of dispute (a “Dispute Notice”) to the Purchaser within 30 days of receiving the Proposed Closing Date Calculations, the Seller and the Purchaser agree that (A) the Proposed Closing Date Statement of Net Working Capital shall be deemed to set forth the Net Working Capital as of 12:01 a.m. on the Closing Date, (B) the proposed Closing Date Statement of Cash and Cash Equivalents shall be deemed to set forth the Cash and Cash Equivalents and (C) the Proposed Purchase Price Calculation shall be deemed to set forth the Purchase Price; provided that, in the event the Purchaser, the Company or any of its Subsidiaries does not provide any papers or documents reasonably requested by the Seller during such 30-day period within five (5) days of request therefor (or such shorter period as may remain in such 30-day period), such 30-day period shall be extended by one day for each additional day required for the Purchaser, the Company or one of its Subsidiaries to fully respond to such request. If the Seller gives a Purchase Price Dispute Notice to the Purchaser within such 30-day period (including, for the avoidance of doubt, any extended period pursuant to the preceding sentence), the Purchaser and the Seller will use commercially reasonable efforts to resolve the dispute during the 15-day period (the “Discussions Period”) commencing on the date that the Seller delivers the Dispute Notice to Purchaser. During the Discussions Period, each of the Purchaser and the Seller and their respective accountants shall have reasonable access to the working papers of the other prepared in connection with the Proposed Closing Date Calculations or the Dispute Notice, as the case may be, and to the books and records of the Company and its Subsidiaries to the extent relating thereto. If the Seller and the Purchaser do not obtain a final resolution within the Discussion Period, then the items remaining in dispute may be submitted thereafter by the Seller or the Purchaser to PricewaterhouseCoopers or, if such firm is unable or unwilling to handle such dispute, another nationally-recognized, independent accounting firm reasonably acceptable to the Seller and the Purchaser (the “Accounting Firm”). The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between the Seller and the Purchaser, and any associated engagement fees shall initially be borne 50% by the Seller and 50% by the Purchaser; provided, that such fees shall ultimately be allocated in accordance with Section 2.3.3.4. The Accounting Firm shall be directed to render a determination of the applicable dispute within 15 days after referral of the matter to the Accounting Firm (or as soon thereafter as practically possible) in writing to each of Seller and the Company setting forth therein, in reasonable detail, the basis therefor. In making its determination regarding such applicable dispute, the Accounting Firm shall select, with respect to each item in dispute, an amount between or equal to the Purchaser’s position as set forth in the Proposed Closing Date Calculations or the Seller’s position as set forth in the Dispute Notice. In connection with the resolution of any dispute, the Accounting Firm shall have access to all documents, records, work papers, facilities and personnel of the Seller, the Purchaser, the Company and its Subsidiaries necessary to make its determination. Each party will be afforded the opportunity to present to the Accounting Firm any material such party deems relevant to the determination and shall have a continuing opportunity to discuss the matter and its position with the Accounting Firm, but no such presentation of materials or communication shall be on an ex parte basis. The determination of the Accounting Firm shall be conclusive and binding upon the Seller, the Purchaser and the other parties hereto and, subject to Section 10.5, Section 10.6 and Section 10.14, each of the parties hereto shall be entitled to enforce such determination in a court of competent jurisdiction. The

Company will revise the Proposed Closing Date Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.3.3.3. The “Final Statement of Purchase Price” shall mean the Proposed Purchase Price Calculation together with any revisions thereto pursuant to this Section 2.3.3.3.
               Section 2.3.3.4 In the event the Seller and the Purchaser submit any unresolved objections to the Accounting Firm for resolution as provided in Section 2.3.3.3, the responsibility for the fees and expenses of such Accounting Firm shall be as follows:
                    (A) if such Accounting Firm resolves all of the remaining objections in favor of the Purchaser’s position (the Purchase Price so determined is referred to herein as the “Low Value”), then all of the fees and expenses of such Accounting Firm shall be paid by Seller;
                    (B) if such Accounting Firm resolves all of the remaining objections in favor of the Seller’s position (the Purchase Price so determined is referred to herein as the “High Value”), then all of the fees and expenses of such Accounting Firm shall be paid by the Purchaser; and
                    (C) if such Accounting Firm neither resolves all of the remaining objections in favor of the Purchaser’s position nor resolves all of the remaining objections in favor of the Seller’s position (the Purchase Price so determined is referred to herein as the “Actual Value”), then that fraction of the fees and expenses of the Accounting Firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value shall be paid by the Seller, and the Purchaser will be responsible for the remainder of the fees and expenses of the Accounting Firm.
          Section 2.3.4 Adjustment to Estimated Purchase Price.
               Section 2.3.4.1 If the Actual Adjustment is a positive amount, the Purchaser will pay, or cause to be paid, to the Seller such positive amount by wire transfer of immediately available funds to an account or accounts designated by the Seller, within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.3.3.
               Section 2.3.4.2 If the Actual Adjustment is a negative amount, the Seller will pay to the Purchaser such amount by wire transfer of immediately available funds to an account or accounts designated by the Purchaser within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.3.3.
     Section 2.4 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, on the date hereof. The date of the Closing is herein called the “Closing Date.”
ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to the Purchaser as of the date hereof, as follows:

     Section 3.1 Organization; Good Standing; Qualification and Power. Each of the Company and its Subsidiaries is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation or organization, as the case may be, specified on Schedule 3.1 and has the requisite power and authority and all material licenses, permits and authorizations necessary to own or lease its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has previously made available to the Purchaser true and complete copies of the Governing Documents of the Company and each Subsidiary, in each case, as currently in effect.
     Section 3.2 Authority; Execution and Delivery; Enforceability. The Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly authorized, executed and delivered by the Company and (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other parties hereto) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof or thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).
     Section 3.3 Non-contravention. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of and the performance by the Company of its obligations hereunder will (i) contravene any provision contained in its Governing Documents, (ii) conflict with, violate or result in a breach of, or constitute a default under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation, or (B) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case, to which the Company or any Subsidiary is a party or by which any of them is bound or to which any of their respective assets or properties are subject, (iii) except to the extent imposed as a result of Purchaser’s financing of the Purchase Price, result in the creation or imposition of any Lien on any of the assets or properties of the Company or any Subsidiary, or (iv) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of the Company or any of its Subsidiaries, which in the case of clauses (ii) and (iv) above, would have a Material Adverse Effect.
     Section 3.4 Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Company, except for (i) notices, filings, authorizations, registrations, consents and approvals set forth on Schedule 3.4, (ii) those the failure of which to obtain or make would not have a Material Adverse Effect, and (iii) those that may be required solely by reason of the Purchaser’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.
     Section 3.5 Capitalization; Subsidiaries.
          Section 3.5.1 The capitalization of the Company is as follows: 1,000 shares of common stock are authorized, of which 99.08 shares of common stock are issued and outstanding. All of the Common Stock is held beneficially and of record by the Seller and the Rollover Stockholders. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.5.1, there are no (a) issued or outstanding equity securities of the Company or (b) issued and outstanding securities of the Company convertible into or exchangeable for, at any time, equity securities of the Company. There are no (i) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or capital stock of any of the Subsidiaries, as the case may be, or (ii) except as set forth on Schedule 3.5.1, voting trusts, proxies or other agreements among equityholders of the Company with respect to the voting or transfer of the shares of Common Stock.
          Section 3.5.2 Schedule 3.5.2 lists all of the Subsidiaries of the Company and the Company’s ownership percentage of each Subsidiary. Except as set forth on Schedule 3.5.2, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary is owned beneficially and of record by the Company, directly or indirectly, is validly issued, fully paid and nonassessable and free and clear of any preemptive rights (other than such rights as may be held by the Company), restrictions on transfer, or Liens. There are no (i) authorized or outstanding securities of any Subsidiary convertible into or exchangeable for, no options or warrants or rights to subscribe for, or providing for the issuance or sale of, any capital stock or other ownership interest in, or any other securities of, any of the Subsidiaries, or (ii) voting trusts, proxies or other agreements among a Subsidiary’s stockholders with respect to the voting or transfer of such Subsidiary’s capital stock.
     Section 3.6 Financial Statements.
          Section 3.6.1 Attached hereto as Schedule 3.6.1 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):
               Section 3.6.1.1 the audited consolidated balance sheets of Liberty and its Subsidiaries as of each of December 31, 2007 and December 31, 2008, and the related audited consolidated statements of cash flows and operations of Liberty and its Subsidiaries for the fiscal years ended each of December 31, 2007 and December 31, 2008 (the “Latest Audited Balance Sheet”);
               Section 3.6.1.2 the unaudited consolidated balance sheet of Liberty and its Subsidiaries as of December 31, 2009 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of cash flows and operations of Liberty and its Subsidiaries for the 12-month period ending on such date; and
               Section 3.6.1.3 the unaudited consolidated balance sheet of Liberty and its Subsidiaries as of February 28, 2010, and the related unaudited consolidated statements of cash flows and operations of Liberty and its Subsidiaries for the 2-month period ending on such date.
          Section 3.6.2 Except as set forth on Schedule 3.6.2, the Financial Statements (i) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited interim Financial Statements, for the absence of footnotes and subject to normal year-end adjustments, and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Liberty and its Subsidiaries as of the dates and for the periods indicated (subject, in the case of the unaudited interim Financial Statements, to the absence of footnotes and to normal year-end adjustments).
     Section 3.7 No Undisclosed Liabilities. Except as set forth on Schedule 3.7, neither the Company not any of its Subsidiaries has any liabilities or obligations of any kind (whether known or unknown and whether absolute, accrued, contingent or otherwise), other than (a) liabilities or obligations reserved against or otherwise disclosed in the Financial Statements (or referred to in the notes thereto), (b) current liabilities or obligations arising since the date of the Latest Audited Balance Sheet in the ordinary course of business consistent with past practice, (c) liabilities under this Agreement or in connection with the transactions contemplated hereby, and (d) liabilities for the payment or performance of executory obligations required by the terms of, or arising under, any Contract (other than as a result of a breach, nonperformance or default under any Contract).
     Section 3.8 Absence of Certain Developments. Except as set forth on Schedule 3.8, since the date of the Latest Audited Balance Sheet (solely with respect to items (iii) and (vi) below) or the Latest Balance Sheet (with respect to each other item below), (a) there has not been any Material Adverse Effect and each of the Company and its Subsidiaries has conducted its business only in the ordinary course substantially consistent with past practices, and (b) there has not been any:
     (i) amendment to the Governing Documents of the Company or any Subsidiary;
     (ii) sale (other than sales of inventory and disposal of fixed assets in the ordinary course of business consistent with past practices), lease, or other disposition of any asset or property of the Company or any Subsidiary for a purchase price in excess of $50,000;
     (iii) change in the accounting methods other than those required by GAAP used by the Company;
     (iv) entry into, termination by the Company of, or receipt of notice of termination of (A) any license, distributorship, dealer, joint venture, credit, or similar agreement, or (B) any Contract or transaction involving a total remaining commitment by or to the Company of at least $50,000;
     (v) cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000;

     (vi) Tax election outside the ordinary course of business or change in the accounting methods used by the Company;
     (vii) material change in the reserve for the Company’s or any Subsidiary’s accounts receivable or the quantities of each item of its inventory, other than in the ordinary course of business consistent with past practices;
     (viii) loan by the Company or any Subsidiary to, or any other transaction with, the Seller or the Company’s or Seller’s directors, officers, employees or Persons related (including spouses, children, parents and nephews and nieces of any such individual and his or her spouse) to any of them;
     (ix) increase in excess of five percent (5%) of the base compensation of the Company’ officers or, except for hourly or other employees whose annual compensation (including bonuses) is less than $100,000, employees, or any other change in the material employment terms for any of such officers or employees;
     (x) acceleration of the collection of accounts receivable or delay in paying accounts payable (except in the ordinary course of business consistent with past practices); or
     (xi) written agreement by the Company or any Subsidiary to do any of the foregoing.
The Purchaser acknowledges that the announcement by the Company of its intention to sell its business (as well as the execution of this Agreement and the consummation of the transactions contemplated hereby) might affect the Company’s and its Subsidiaries’ customer relationships, and the Purchaser acknowledges that such effects do not and shall not constitute a breach of this Section 3.8.
     Section 3.9 Compliance with Laws; Governmental Authorizations; Licenses; Etc.
          Section 3.9.1 Except as set forth on Schedule 3.9.1, the business of each of the Company and its Subsidiaries is, and at all times since January 1, 2008 has been, operated in compliance with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities, except where failure to so comply would not have a Material Adverse Effect.
          Section 3.9.2 Except as set forth on Schedule 3.9.2, each of the Company and its Subsidiaries has all permits, licenses, approvals, certificates and other authorizations from Governmental Authorities, and has made all notifications, registrations, certifications, renewals and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted, in each case, except as would not have a Material Adverse Effect.
          Section 3.9.3 Except as set forth on Schedule 3.9.3, there is no action, case or proceeding pending or, to the Company’s Knowledge, threatened in writing by any Governmental Authority with respect to (i) any alleged violation by the Company or any of its

Subsidiaries of any statute, law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (ii) any alleged failure by the Company or any of its Subsidiaries to have any permit, license, approval, certification or other authorization required in connection with the operation of the business of each of the Company and its Subsidiaries.
          Section 3.9.4 No event has occurred or circumstance exists (i) that would reasonably be expected to constitute or result in a violation by the Company or any Subsidiary of, or a failure on the part of the Company or any Subsidiary to comply with, any statute, law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, except where such violation or failure would not reasonably be expected to have a Material Adverse Effect, or (ii) that may (A) constitute or result directly or indirectly in a violation of or a failure by the Company or any Subsidiary to comply with any term or requirement of any permit, license, approval, certification or other authorization required in connection with the operation of the business of each of the Company and its Subsidiaries, or (B) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any permit, license, approval, certification or other authorization required in connection with the operation of the Business, except where such violation or failure, or such revocation, withdrawal, suspension, cancellation, termination or modification would not reasonably be expected to have a Material Adverse Effect.
          Section 3.9.5 This Section 3.9 does not relate to matters with respect to Taxes (which are the subject of Section 3.11), Environmental Matters (which are the subject of Section 3.12), Employee Matters (which are the subject of Section 3.13) and Employee Benefit Plans (which are the subject of Section 3.14).
     Section 3.10 Litigation; Orders.
          Section 3.10.1 Except as set forth on Schedule 3.10.1 there are no judgments, decrees, lawsuits, actions, proceedings, claims, complaints, injunctions, orders or investigations by or before any Governmental Authority (“Legal Proceedings”) pending or, to the Company’s Knowledge, threatened in writing (i) against the Company or any of its Subsidiaries, or (ii) seeking to enjoin the transactions contemplated hereby, and, to the Company’s Knowledge, no event has occurred or circumstance exists that may reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.
          Section 3.10.2 Except as set forth in Schedule 3.10.2,
               Section 3.10.2.1 there is no award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority (“Order”) to which the Company or any Subsidiary, or any of the assets owned or used by the Company or any Subsidiary, is subject; and
               Section 3.10.2.2 neither the Company nor any Subsidiary has, at any time since January 1, 2009, received any written notice from any Governmental Body or any other Person regarding any actual or potential violation of, or failure to comply with, any term of any Order to which the Company or any Subsidiary, has been subject.

     Section 3.11 Taxes. Except as set forth on Schedule 3.11:
          Section 3.11.1 The Company and each Subsidiary has filed (or has had filed on its behalf) all material Tax Returns as required by applicable laws, all such Tax Returns are to the Company’s Knowledge true, correct, and complete in all material respects, and all material Taxes required to be shown on all such Tax Returns and that are due and payable have been paid or are reserved for on the Financial Statements in accordance with GAAP.
          Section 3.11.2 No material federal, state, local, or foreign audit or other proceeding is pending with regard to any Taxes or Tax Returns of the Company or any Subsidiary. Neither the Company nor any Subsidiary has granted any waiver of any statutes of limitations applicable to any material claim for Taxes, which waiver is still in effect.
          Section 3.11.3 All material Taxes that the Company or any Subsidiary is required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authority.
          Section 3.11.4 No written notices respecting unresolved deficiencies for any Tax have been received by the Company or any Subsidiary for any Tax periods, except as to matters resolved or reserved for in the Financial Statements.
          Section 3.11.5 Seller has furnished or made available to Purchaser true and complete copies of each foreign, federal, and state income Tax Return filed by the Company or any Subsidiary for the three most recent taxable years.
          Section 3.11.6 Other than a consolidated group of which the Company or a Subsidiary is or was the common parent corporation, since January 1, 2005, neither the Company nor any Subsidiary has been a member of an affiliated group filing a consolidated Tax Return.
          Section 3.11.7 Since January 1, 2008, neither the Company nor any Subsidiary has distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.
          Section 3.11.8 Neither the Company nor any Subsidiary is, nor has any of them been, a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.
          Section 3.11.9 Neither the Company nor any Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2).
          Section 3.11.10 To the Company’s Knowledge, neither the Company nor any Subsidiary has, nor has it had within the past five (5) years, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country.

          Section 3.11.11 No claim has been made in writing in the last five (5) years by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company (or such Subsidiary) is or may be subject to taxation by that jurisdiction.
          Section 3.11.12 Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
               Section 3.11.12.1 change in method of accounting for a taxable period ending on or prior to the Closing Date; or
               Section 3.11.12.2 “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date.
          Section 3.11.13 Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.11 are the sole and exclusive representations and warranties of the Company and its Subsidiaries concerning Tax matters.
     Section 3.12 Environmental Matters. Except as set forth on Schedule 3.12 hereto:
          Section 3.12.1 The Company and its Subsidiaries are, and at all times since March 11, 2005 have been, in material compliance with all applicable Environmental Laws.
          Section 3.12.2 The Company and its Subsidiaries have obtained and are, and at all times since March 11, 2005 have been, in material compliance with all permits, licenses, approvals, orders, certificates, decrees and other authorizations and have made all material notifications, registrations, certifications, applications, renewals and filings with all Governmental Authorities, in each case that are required pursuant to applicable Environmental Laws (collectively, “Environmental Authorizations”) for the operation of their business, all of which such currently required Environmental Authorizations are listed on Schedule 3.12.2.
          Section 3.12.3 Except with respect to matters that have been settled or resolved, neither the Company nor any of its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws or Environmental Authorizations, or any liabilities for personal injury, property damage or investigatory or cleanup obligations arising under Environmental Laws.
          Section 3.12.4 There is no action, case or proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries by any Governmental Authority with respect to (i) any alleged violation by the Company or any of its Subsidiaries of any Environmental Law, or (ii) any alleged failure by the Company or any of its Subsidiaries to have, or any violation of, any Environmental Authorizations in connection with the operation of the business of each of the Company and its Subsidiaries.

          Section 3.12.5 There are no Legal Proceedings pursuant to Environmental Laws, pending or, to the Company’s Knowledge, threatened (i) against the Company or any of its Subsidiaries, or (ii) seeking to enjoin the transactions contemplated hereby.
          Section 3.12.6 No event has occurred or circumstance exists that would reasonably be expected to constitute or result in a material violation by the Company or any Subsidiary of, or a material failure on the part of the Company or any Subsidiary to comply with, Environmental Laws or Environmental Authorizations.
          Section 3.12.7 There has been no spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing (collectively “Release”) into the environment of any Hazardous Materials at, on, beneath, in, or from (i) the Leased Property; (ii) any other real property owned or operated by the Company; (iii) any locations utilized by the Company for purposes of treatment, storage or disposal of Hazardous Materials; or (iv) to Company’s Knowledge, any geological or hydrologically adjoining property; in each case so as would give rise to liability of the Company under Environmental Laws.
          Section 3.12.8 The Company has made available to Purchaser true and complete copies of the following documents, to the extent they in the possession, custody or reasonable control of the Company: (i) all Environmental Authorizations relating to the current operations of the Company; (ii) results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company, U.S. Environmental Protection Agency or third party pertaining to Hazardous Materials in, on, or under the Leased Property, or at any other real property owned or operated by the Company, or concerning compliance by the Company with Environmental Laws.
          Section 3.12.9 To the Company’s knowledge, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person under Environmental Laws or Environmental Authorizations is necessary or required for the execution, delivery or performance of this Agreement.
          Section 3.12.10 Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.12 are the sole and exclusive representations and warranties of the Company and its Subsidiaries concerning environmental matters, including matters arising under Environmental Laws.
     Section 3.13 Employee Matters.
          Section 3.13.1 Except as set forth on Schedule 3.13.1, (i) neither the Company nor any of its Subsidiaries has entered into any collective bargaining agreement with respect to its employees, (ii) there is no labor strike, labor dispute, or work stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries and, since the date of the Latest Audited Balance Sheet, there has been no such action, (iii) to the Company’s Knowledge, no union organization campaign is in progress with respect to any of the employees, and no question concerning representation exists respecting such employees, and (iv) neither the Company nor any Subsidiary has engaged in any unfair labor practice, and there is no unfair labor practice, charge or complaint pending, or to the

Company’s Knowledge, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since the date of the Latest Audited Balance Sheet that would violate or give rise to an obligation to provide any notice required pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.
          Section 3.13.2 Except as set forth in Schedule 3.13.2, there are no written employment or compensation agreements of any kind between the Company and any of its employees.
          Section 3.13.3 Except as set forth in Schedule 3.13.3, to the Company’s Knowledge, no employee of the Company or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee and any other Person (“Proprietary Rights Agreement”) that adversely affects or will adversely affect (i) the performance of such employee’s duties as an employee of the Company or Subsidiary, as applicable, or (ii) the ability of the Company or any Subsidiary to conduct its business, including any Proprietary Rights Agreement with the Company or any Subsidiary by any such employee.
          Section 3.13.4 Except as set forth in Schedule 3.13.4:
               Section 3.13.4.1 the Company and each Subsidiary is, and at all times since January 1, 2008 has been, in compliance in all material respects with all laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities regarding labor, employment and employment practices, conditions of employment, occupational safety and health, and wages and hours, including any bargaining or other obligations under the National Labor Relations Act; and
               Section 3.13.4.2 neither the Company nor any Subsidiary is delinquent in any material payments to any employee for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it prior to the date hereof or for amounts required to be reimbursed to such employees.
     Section 3.14 Employee Benefit Plans.
          Section 3.14.1 Schedule 3.14.1 sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other material employee benefit plans, contracts, programs, funds, or arrangements in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company that are currently sponsored or maintained by the Company or with respect to which the Company is required to make payments or contributions, or with respect to which the Company has any material liability (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively).

          Section 3.14.2 Complete and correct copies of the following materials have been delivered or made available to the Purchaser: (i) all current plan documents for each Employee Plan, (ii) the most recent determination letter from the IRS with respect to any of the Employee Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the Employee Plans and (iv) all current trust agreements and material insurance contracts under any Employee Plan.
          Section 3.14.3 Except as set forth on Schedule 3.14.3, (i) each Employee Plan has been maintained, operated, and administered in compliance in all material respects with its terms and in material compliance with all applicable laws; and (ii) none of the Company, its Subsidiaries or, to the Company’s Knowledge, any other Person has engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan that would subject the Company or any of its Subsidiaries to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law.
          Section 3.14.4 Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (including, without limitation, the Liberty Safe 401(k) Plan, Plan No. 003) has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion letter from the Internal Revenue Service and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Plan. All contributions and premium payments that are due with respect to any Employee Plan prior to the Closing Date have been made.
          Section 3.14.5 The Company has no obligation to contribute to, and no current, contingent or potential liability (including, without limitation, Controlled Group liability), or obligation under or with respect to, a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a Multiemployer Plan, or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code that is subject to Title IV of ERISA.
          Section 3.14.6 Except as set forth on Schedule 3.14.6, with respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and, except as would not result in material liability to the Company, each member of the Controlled Group has materially complied with the continuation coverage requirements of COBRA. Except as set forth on Schedule 3.14.6, none of the Employee Plans provides retiree medical or other retiree welfare benefits to any Person except as required by COBRA.
          Section 3.14.7 There is no pending or, to the Knowledge of the Seller, the Company and its Subsidiaries, threatened claims, investigations, audits, or other proceedings of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits).

          Section 3.14.8 Except as set forth on Schedule 3.14.8, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any current or former officer, employee, director or consultant (or dependents of such persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due from the Company or any of its Subsidiaries to any current or former officer, employee, director or consultant (or dependents of such persons) of the Company.
          Section 3.14.9 Except as set forth on Schedule 3.14.9, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
     Section 3.15 Intellectual Property Rights.
          Section 3.15.1 Except as set forth on Schedule 3.15.1, the Company and its Subsidiaries own all right, title and interest in and to, free and clear of all Liens (other than Permitted Liens), or have a license or other right to use, which license or other right to use is, to the Company’s Knowledge, free and clear of all Liens (other than Permitted Liens), all of the Intellectual Property Rights necessary for the conduct of the Business of the Company and its Subsidiaries as currently conducted (collectively, the “Company Intellectual Property Rights”). Except as set forth on Schedule 3.15.1, there is not pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries any claim by any Person contesting the ownership of or use by the Company or any of its Subsidiaries of any Company Intellectual Property Right. The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidential and proprietary nature of all Trade Secrets owned by the Company or such Subsidiary, and the Company and its Subsidiaries take reasonable measures to comply with obligations of confidentiality applicable to third-party Intellectual Property Rights. Except as set forth on Schedule 3.15.1, the transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or its Subsidiaries in or to the Company Intellectual Property Rights, and the Company Intellectual Property Rights shall be owned or available for use by the Company and its Subsidiaries immediately after the Closing. There are no Orders limiting or restricting the Company’s or any Subsidiary’s use of the Company Intellectual Property Rights that are owned by the Company or one of its Subsidiaries and, to the Company’s actual knowledge, no such Orders exist with respect to the Company Intellectual Property Rights that are not owned by the Company or any of its Subsidiaries.
          Section 3.15.2 Schedule 3.15.2 sets forth a complete and accurate list of all Registered Intellectual Property owned by the Company or any of its Subsidiaries including the record owner of such Registered Intellectual Property and the jurisdictions in which such rights are registered or pending. The Registered Intellectual Property owned by the Company or any of its Subsidiaries is valid and subsisting and, except as otherwise set forth on Schedule 3.15.2, neither the Company nor any Subsidiary has assigned, sold or otherwise transferred ownership of or the right to use any such Registered Intellectual Property. Except as set forth on Schedule 3.15.2, all registration, maintenance and renewal fees for each item of Registered Intellectual Property owned by the Company or one of its Subsidiaries have been paid when due and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant Governmental Authorities for the purposes of prosecuting, maintaining or perfecting such Registered Intellectual Property as the Company in its reasonable discretion has elected to pursue. To the Company’s Knowledge, there is no fact or circumstance that would reasonably be expected to render invalid under applicable laws, rules, regulations, codes, ordinances, or Orders of all Governmental Authorities any Registered Intellectual Property owned by the Company or one of its Subsidiaries.
          Section 3.15.3 Except as set forth on Schedule 3.15.3, to the Company’s Knowledge, the conduct of the Business of the Company and its Subsidiaries as currently operated does not infringe, dilute, or misappropriate any Intellectual Property Rights of any Person, and, in the past three (3) years, neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened proceeding or any allegation or claim in which any Person alleges such infringement, dilution, or misappropriation. To the Company’s Knowledge, in the past three (3) years, (i) no Person has infringed, diluted, or misappropriated, or is currently infringing, diluting, or misappropriating, any Company Intellectual Property Rights owned by the Company or any of its Subsidiaries, and (ii) the Company has not commenced or threatened in writing any proceeding (including Trademark oppositions), or asserted any allegation or claim in writing, against any Person for infringement, dilution, or misappropriation of the Company Intellectual Property.
     Section 3.16 Contracts. Schedule 3.16 sets forth all Contracts (except for purchase orders in the ordinary course of business) of the type described below:
          Section 3.16.1 all Contracts (or group of related Contracts with respect to a single transaction or series of related transactions) that involve future payments, performance of services, or delivery of goods or materials to or by the Company or any of its Subsidiaries, in each case, in an amount or value exceeding $100,000;
          Section 3.16.2 all Contracts for the purchase by the Company or any of its Subsidiaries of any machinery, equipment or other personal property in excess of $100,000;
          Section 3.16.3 all employment agreements and all consulting or severance agreements;
          Section 3.16.4 all Contracts pursuant to which the Company or any Subsidiary grants to any Person the option, license or other right to use any Company Intellectual Property Rights owned by the Company or any of its Subsidiaries, other than non-exclusive licenses granted in the ordinary course in connection with the sale, distribution or marketing of Company’s products, and all Contracts pursuant to which the Company or any Subsidiary obtains the option, license or other right from any Person to use any Company Intellectual Property Rights (other than off-the-shelf software with a replacement cost and/or annual license fee of less than $100,000);

          Section 3.16.5 all Contracts containing covenants that in any way purport to restrict the business activity of the Company or any of its Subsidiaries or limit the freedom of any of them to engage in any line of business or to compete with any Person;
          Section 3.16.6 all mortgages, indentures, notes, bonds or other agreements relating to indebtedness incurred or provided by the Company or any of its Subsidiaries and all guarantees by the Company or any of its Subsidiaries of indebtedness incurred by any other Person;
          Section 3.16.7 all partnership agreements and joint venture agreements between the Company or any of its Subsidiaries and any other Person; and
          Section 3.16.8 each amendment or supplement to or other modification of, or commitment to enter into, any of the foregoing.
The Company has delivered or otherwise made available to Purchaser a correct and complete copy of each written Contract (as amended to date) listed in Schedule 3.16 and a summary setting forth the terms and conditions of each oral Contract referred to in Schedule 3.16. Each Contract set forth on Schedule 3.16 is a valid and binding agreement of the Company or its Subsidiary, as the case may be, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party thereto is in default of any material provision of any such Contract, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, thereunder. Neither the Company nor any of its Subsidiaries has received written notice or, to the Company’s Knowledge, oral notice of any default under, or that any party to any such Contract intends to cancel, terminate or fail to renew such Contract, any Contract set forth on Schedule 3.16.
     Section 3.17 Insurance.
          Section 3.17.1 Schedule 3.17.1 contains a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company and its Subsidiaries or under which the assets of the Company or any Subsidiary are covered. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing will have been paid, and no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy. The Company has delivered or otherwise made available to Purchaser a true and complete copy of each such policy and of each pending application, if any, of the Company or any Subsidiary for policies of insurance.
          Section 3.17.2 Schedule 3.17.2 describes any self-insurance arrangement by or affecting the Company or any Subsidiary, including any reserves established thereunder.
          Section 3.17.3 Neither the Seller nor the Company or any Subsidiary has received, with respect to any policy of insurance to which the Company or any Subsidiary is a party or under which the assets of the Company or any Subsidiary are covered, (A) any written refusal of coverage or any written notice that a defense will be afforded with reservation of rights, or (B) any written notice that any insurance policy is no longer in full force or effect, will be or is cancelled, will not be renewed or the issuer thereof is not willing or able to perform its obligations thereunder.
          Section 3.17.4 All premiums due under each policy to which the Company or any Subsidiary is a party or that provides coverage to the Company or any Subsidiary have been paid or are being timely paid under financing arrangements offered by the applicable insurance provider.
     Section 3.18 Leased Property.
          Section 3.18.1 Schedule 3.18 sets forth the address of each Leased Property, and a true and complete list of all Leases for each such Leased Property. The Company has delivered to Purchaser a true and complete copy of each such Lease document. Except as set forth on Schedule 3.18, each Lease is valid and binding on the Company or a Subsidiary of the Company, as applicable, and, to the Company’s Knowledge, on the other parties thereto, and is in full force and effect (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.18, the Company and/or its Subsidiaries, as applicable, and, to the Company’s Knowledge, each of the other parties thereto, has performed in all material respects all obligations required to be performed by it under each Lease. The Leased Property comprises all of the real property used in, or otherwise related to, the Business.
          Section 3.18.2 Neither the Company nor any of its Subsidiaries owns any real property.
     Section 3.19 Assets.
          Section 3.19.1 Except as set forth on the Schedule 3.19.1, each of the Company and its Subsidiaries has good and valid title to, a valid leasehold interest in, or a valid license to use, all of the assets, personal, tangible or intangible, used in the Business (the “Assets”), including all assets shown on the Latest Balance Sheet or acquired by the Company or any of its Subsidiaries thereafter, free and clear of all Liens (other than Permitted Liens), except for assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet.
          Section 3.19.2 To the Knowledge of the Company, the buildings, plants, structures and equipment owned or leased by the Company and its Subsidiaries are, as applicable, in good operating condition, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and to the Knowledge of the Company, none of such buildings, plants, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs. Except as set forth in Schedule 3.19.2, the Assets and the Leased Property are sufficient for the continued conduct of the Business in substantially the same manner as conducted prior to the Closing.
     Section 3.20 Transactions with Affiliates. Except as set forth on Schedule 3.20, (i) none of the Company’s stockholders, directors or officers nor, to the Company’s Knowledge,

any of their respective Affiliates or family members, is involved in any business arrangement or relationship with the Company or any of its Subsidiaries other than employment arrangements and severance arrangements entered into in the ordinary course of business, (ii) none of the Company’s stockholders, directors or officers nor, to the Company’s Knowledge, any of their respective Affiliates owns any property or right, tangible or intangible, which is used by the Company or any of its Subsidiaries, and (iii) there are no Contracts between the Company and any Subsidiary, on the one hand, and Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand.
     Section 3.21 Brokers. Except for the Financial Advisor and Catterton Partners V Management Company, LLC, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial advisor’s or similar fee from the Company or any of its Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby.
     Section 3.22 Accounts Receivable. All accounts receivable of the Company and any Subsidiary that are reflected on any of the Latest Balance Sheet, the Latest Audited Balance Sheet or the accounting records of the Company or any Subsidiary as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations of the respective account debtors arising from sale actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current net of the respective reserves shown on the Latest Balance Sheet or the Latest Audited Balance Sheet or on the accounting records of the Company or any Subsidiary as of the Closing Date (which reserves are calculated consistent with past practice in accordance with GAAP). There is no contest, claim, or right of set-off that are not reserved for under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable, as so reserved.
     Section 3.23 Inventory. All inventory of the Company and its Subsidiaries consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Latest Balance Sheet or the Latest Audited Balance Sheet or on the accounting records of the Company or any Subsidiary as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market.
     Section 3.24 Customers and Suppliers.
          Section 3.24.1 Set forth on Schedule 3.24.1 is a list of the ten (10) largest customers of the Company and its Subsidiaries (each a “Major Customer”) in terms of annual gross sales for each of the trailing 12-month periods ended December 31, 2009. Except as set forth on Schedule 3.26.1, no Major Customer has notified the Company or any Subsidiary in writing, or to the Knowledge of the Company, orally that it will or may be discontinuing or terminating its business relationship with the Company or any Subsidiary or modifying its business relationship with the Company or any Subsidiary in a way that would reasonably be expected to materially and adversely affect the Company or any Subsidiary.
          Section 3.24.2 Set forth on Schedule 3.24.2 is a list of the largest ten (10) vendors or suppliers of the Company or any Subsidiary (each a “Major Supplier”) in terms of gross annual purchases from such vendors and suppliers for the trailing 12-month period ended December 31, 2009. Except as set forth on Schedule 3.24.2, none of the Major Suppliers has notified the Company or any Subsidiary in writing, or to the Knowledge of the Company, orally that it will or may be discontinuing or terminating its business relationship with the Company or any Subsidiary or modifying its business relationship with the Company or any Subsidiary in a way that would reasonably be expected to materially and adversely affect the Company or any Subsidiary.
          Section 3.24.3 Except as set forth on Schedule 3.24.3, neither the Company nor any Subsidiary is engaged in any material dispute with any Major Customer or Major Supplier.
     Section 3.25 No Products Liabilities; Product Warranties. Except as set forth on Schedule 3.25, there is no pending or, to Company’s Knowledge, threatened in writing Legal Proceeding relating to injury to person or property of employees or any third parties suffered as a result of any product manufactured, distributed or sold by or on behalf of the Company or any Subsidiary or performance of any service by the Company or any Subsidiary, including claims arising out of any breach of product warranty (other than warranty service and repair claims in the ordinary course of business), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), materials or workmanship or sale of its products or from the provision of services or otherwise alleging any liability of the Company or any Subsidiary as a result of any defect or other deficiency with respect to any product manufactured, distributed or sold by or on behalf of the Company or any Subsidiary or performance of any service by the Company or any Subsidiary prior to the date hereof. There is no pending or, to Company’s Knowledge, threatened recall or potentially nationwide Legal Proceeding alleging recurring or inherent defect in the design, manufacture or assembly of products sold by the Company or any Subsidiary and, to the Company’s Knowledge, there is no basis for any such Legal Proceeding.
     Section 3.26 Certain Payments. Except as set forth on Schedule 3.26 neither the Company or any Subsidiary nor, to the Company’s Knowledge, any director, officer, agent or employee of the Company or any Subsidiary has made any direct or, in the case of the Company, indirect material contribution, gift, bribe, rebate, payoff, influence payment, kick back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary, or (d) in violation of any law.
     Section 3.27 Books and Records. The books of account, minute books and stock record books of the Company and each Subsidiary are complete and correct in all material respects, and have been maintained in accordance with sound business practices. At the Closing, all of such books and records will be in the possession of the Company.
     Section 3.28 NO ADDITIONAL REPRESENTATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III, THE COMPANY AND ITS

SUBSIDIARIES MAKE NO OTHER REPRESENTATIONS OR WARRANTIES AND EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES, AND THE COMPANY AND ITS SUBSIDIARIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND THE PURCHASER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.
ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller hereby represents and warrants to the Purchaser, as of the date hereof, as follows:
     Section 4.1 Common Stock. The Seller owns of record and beneficially all of the shares of Common Stock. Such shares of Common Stock are free and clear of any and all Liens.
     Section 4.2 Authority. The Seller has the authority under its Governing Documents, to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Seller and (assuming that this Agreement has been duly authorized, executed and delivered by the other parties hereto), constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as the enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).
     Section 4.3 Non-contravention. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance by the Seller of its obligations hereunder will (i) contravene any provision contained in the Seller’s Governing Documents, (ii) conflict with, violate or result in a breach of, or constitute a default under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation, or (B) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Seller is a party or by which it is bound or to which its assets or properties are subject, or (iii) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of the Seller, which in the case of clause (ii) and (iii) above would have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement.

     Section 4.4 Seller Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Seller, except for (i) notices, filings, authorizations, registrations, consents and approvals set forth on Schedule 4.4, (ii) those the failure of which to obtain or make would not have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement, and (iii) those that may be required solely by reason of the Purchaser’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.
     Section 4.5 NO ADDITIONAL REPRESENTATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE IV, THE SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES AND EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES, AND THE SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND THE PURCHASER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.
ARTICLE V—REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser hereby represents and warrants to the Seller and the Company, as of the date hereof, as follows:
     Section 5.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted. The Purchaser is duly qualified or licensed to do business in each jurisdiction where the actions required to be performed by it hereunder make such qualification or licensing necessary, except in those jurisdictions where failure to be so licensed or qualified would not result in a material adverse effect on the Purchaser’s ability to perform its obligations hereunder. The Purchaser has delivered to the Company true and complete copies of its Governing Documents, as currently in effect.
     Section 5.2 Authorization. The Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly and validly authorized by all requisite corporate action. This Agreement has been duly authorized, executed and delivered by the Purchaser and (assuming that this Agreement has been duly authorized, executed and delivered by the other parties hereto) constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms except as the enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).
     Section 5.3 Non-contravention. To the Purchaser’s Knowledge, neither the execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder will (i) contravene any provision contained in the Purchaser’s Governing Documents, (ii) conflict with, violate or result in a breach of, or constitute a default under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Purchaser is a party or by which it is bound or to which its assets or properties are subject, except, in each case, as would not have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.
     Section 5.4 Consents. Except for filings and approvals set forth on Schedule 5.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser.
     Section 5.5 Litigation. The Purchaser is not party to any pending or, to the Purchaser’s Knowledge, threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.
     Section 5.6 Brokers. Except as set forth on Schedule 5.6, no Person is or will be entitled to broker’s, finder’s, investment banker’s, financial adviser’s or similar fees from the Purchaser in connection with this Agreement or any of the transactions contemplated hereby.
     Section 5.7 Acknowledgement and Representations by the Purchaser. The Purchaser acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the Business, assets, condition, operations and prospects of the Company and its Subsidiaries, and the Purchaser has been furnished with or given full access to such information about the Company and its Subsidiaries and their businesses and operations as it has requested. In entering into this Agreement, the Purchaser has relied solely upon its own investigation and analysis and the representations and warranties of the Company and the Seller expressly set forth in this Agreement, and the Purchaser:
          Section 5.7.1 acknowledges that, other than as set forth in this Agreement, none of the Seller, the Company or its Subsidiaries, or any of their respective directors, officers, employees, Affiliates, stockholders, members, owners, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to the Purchaser or its agents, advisors, representatives, lenders or Affiliates prior to the execution of this Agreement, and (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the

Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to the Purchaser or its agents, advisors, representatives, lenders or Affiliates; and
          Section 5.7.2 represents and warrants that (i) the Common Stock shall be acquired for the Purchaser’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Common Stock shall not be disposed of in contravention of the Securities Act or any applicable state securities laws, (ii) the Purchaser’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of the investment in the Company, and (iii) the Purchaser is an “accredited investor” as such term is defined in Regulation D under the Securities Act.
ARTICLE VI—COVENANTS AND AGREEMENTS
     Section 6.1 Confidentiality; Reservation of Documents.
          Section 6.1.1 Subject to Section 6.1.3, the Purchaser shall have and will continue to treat and hold as strictly confidential any data or information related to the Seller or the Seller’s Affiliates, including information and documents disclosed, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement, to the Purchaser (or its Affiliates or representatives) and the Purchaser will not use any such data or information except in connection with this Agreement.
          Section 6.1.2 Subject to Section 6.1.3, the Seller shall treat and hold as strictly confidential any data or information related to the Company and its Subsidiaries, the Purchaser or its direct or indirect shareholders, including information and documents disclosed, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement, to the Seller (or its Affiliates or representatives) and the Seller will not use any such data or information except in connection with this Agreement.
          Section 6.1.3 Notwithstanding anything in Section 6.1.1 or Section 6.1.2 to the contrary, neither the Purchaser nor the Seller shall be bound by the confidentiality requirements of Section 6.1.1 and Section 6.1.2, as applicable, with respect to confidential information disclosed to it or its representatives (the “Receiving Party”) by the other party or its representatives (the “Disclosing Party”) which (i) was, is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party, (ii) was within the Receiving Party’s possession prior to its being furnished to the Receiving Party by or on behalf of Disclosing Party pursuant hereto, provided, that the source of such information was not actually known by the Receiving Party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company and its Subsidiaries, the Purchaser or the Seller, as applicable, with respect to such information, (iii) is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Company and its Subsidiaries, the Purchaser or the Seller, as applicable, provided, that such source is not actually known by the Receiving Party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company and its Subsidiaries, the Purchaser or the Seller, as applicable, with respect to such information, (iv) was or is independently developed by the Receiving Party without violating their obligations hereunder, (v) is disclosed as permitted under this Agreement in connection with any dispute relating to or in connection with the transactions contemplated by this Agreement, or (vi) was or is requested or required to be disclosed by applicable law or regulation (including any claim, proceeding, civil investigative demand, subpoena, or other similar process reasonably believed to create a disclosure requirement).
          Section 6.1.4 After the Closing, the Purchaser shall, and shall cause the Company and its Subsidiaries to, retain, in accordance with commercially reasonable document retention policies, all books, records and other documents pertaining to the business of the Company and its Subsidiaries in existence on the Closing Date and to make the same reasonably available for inspection and copying by the Seller or any representative of the Seller at the expense of the Seller during normal business hours of the Purchaser, the Company or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice; provided, that if the Purchaser proposes to destroy such books, records or documents prior to the seventh (7th) anniversary of the date such books, records or documents were created, it shall first notify the Seller in writing of its intention to so destroy such documents and provide the Seller or its designee with 30 days to request copies of such documents (provided, that Seller or its designee shall not be required to pay for such copies).
     Section 6.2 Reasonable Efforts; Further Assurances.
          Section 6.2.1 From and after the date hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
     Section 6.3 Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement and the transactions contemplated hereby to the financial community, governmental agencies or the general public, in each case which are made prior to, or within 20 Business Days after, the Closing Date, shall be mutually agreed upon in advance and in writing by the Company, the Seller and the Purchaser; provided, that (i) each party hereto and their respective Affiliates (including with respect to the Purchaser, Compass Group Diversified Holdings LLC) may make an announcement (whether in the form of a press release or public filings) without the prior written consent of the other parties hereto, which (A) such party in good faith believes, based on advice of counsel, is necessary for such party or its Affiliate to comply with applicable laws, regulation, or securities exchange rules or (B) with respect to such announcement by Compass Group Diversified Holdings LLC, is consistent with past practice; it being understood and agreed that each party shall provide the other parties hereto with copies of any such announcement reasonably in advance of such issuance and that such announcement shall not include (x) any information which is adverse to, or disparages, the other parties or their respective Affiliates, or (y) any affirmative statements with respect to the methods used to calculate the Purchase Price (including any statement about the use of any multiples), (ii) the foregoing shall not prevent the Seller, the Seller’s Equityholders and their respective Affiliates from disclosing such information to their respective employees, equity owners, partners, prospective partners, investors, prospective investors, professional advisors, and lenders who have a need to know the information and who agree to keep such information confidential or are otherwise bound to confidentiality and (iii) the Purchaser’s and the Seller’s financing sources and other professional advisors may publish “tombstones” or other customary announcements.
     Section 6.4 Employee Benefit Plans.
     Section 6.4.1 Effective as of the Closing Date, and for the period ending on the first year anniversary of the Closing Date, the Purchaser shall maintain the employment of the employees of the Company and its Subsidiaries on such terms as the Purchaser shall determine in its sole discretion; provided, however, that neither the Purchaser nor the Company is required to continue the employment of any employee for any period. The Purchaser further agrees that, from and after the Closing Date, the Purchaser shall cause the Company and its Subsidiaries to grant all employees of the Company and its Subsidiaries credit for any service with the Company or any of its Subsidiaries earned prior to the Closing Date for purposes of (i) eligibility and vesting under all employee benefit plans, programs or arrangements that may be established by the Company or any of its Subsidiaries on or after the Closing Date and (ii) vacation accrual and severance pay under any employee welfare benefit plan or program or arrangement that may be established or maintained by the Company or any of its Subsidiaries on or after the Closing Date (the “New Plans”). In addition, the Purchaser hereby agrees that that Purchaser shall cause (i) the Company and its Subsidiaries to waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Plan as of the Closing Date, and (ii) any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Company or any of its Subsidiaries to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan. Nothing contained herein, expressed or implied, is intended to confer upon any employee of the Company or any of its Subsidiaries any rights to continue employment for any period.
     Section 6.4.2 The Purchaser shall be solely responsible for any obligations arising under COBRA with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation § 54.4980B-9.
     Section 6.4.3 The provisions of this Section 6.4 are for the sole benefit of the parties to the Agreement and their permitted successor and assigns, and nothing herein, expressed or implied, shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder. Nothing in this Agreement shall be construed to establish any employee benefit plan within the meaning of Section 3(3) of ERISA, or amend or modify any Employee Plan.
     Section 6.5 Indemnification of Directors and Officers. The Governing Documents of the Company and its Subsidiaries shall contain provisions no less favorable with respect to the limitation or elimination of liability and indemnification than are set forth in the Governing Documents of the Company and its Subsidiaries as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified, unless required by applicable law, for a period of six (6) years after the Closing in any manner that would materially adversely affect the rights thereunder of individuals who at or prior to the Closing were directors, officers, agents or employees of the Company or any of its Subsidiaries or who were otherwise entitled to indemnification pursuant to the Governing Documents of the Company or any of its Subsidiaries. The provisions of this Section 6.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Section 6.5, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 6.5 and (ii) in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contract or otherwise.
     Section 6.6 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Purchaser.
     Section 6.7 Taxes; Tax Returns; Tax Cooperation.
          Section 6.7.1 Indemnification for Taxes.
               Section 6.7.1.1 Indemnification for Benefit of Purchaser. The Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against any Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, or, to the extent that the responsibility for such Taxes is allocable to Seller under Section 6.7.1.3, for any Straddle Period, in each case to the extent such Taxes (x) have not been paid prior to the Closing Date and (y) were not taken into account as a liability in the computation of Net Working Capital.
               Section 6.7.1.2 Indemnification for Benefit of Seller. The Purchaser, the Company and each of its Subsidiaries shall indemnify and hold harmless the Seller Indemnitees from and against any Taxes of the Company or any of its Subsidiaries (a) for any Post-Closing Tax Period or, to the extent that the responsibility for such Taxes is allocable to Purchaser under Section 6.7.1.3, for any Straddle Period, and (b) arising from any action taken by Purchaser, the Company or any of its Subsidiaries on the Closing Date after Closing that is not in the ordinary course of business.
               Section 6.7.1.3 Straddle Period. For purposes of this Agreement, including in determining the amount of Taxes for which Seller or Purchaser is responsible under Section 6.7.1.1 or Section 6.7.1.2:
                    (A) In the case of any gross receipts, income or similar Taxes of the Company or any of its Subsidiaries that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (x) the portion of the Straddle Period ending on the Closing Date (for which Seller shall be responsible under Section 6.7.1.1) and (y) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (for which Purchaser shall be responsible under Section 6.7.1.2) shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of the Company or the applicable Subsidiary.

                    (B) In the case of any Taxes (other than gross receipts, income, or similar Taxes) of the Company or any of its Subsidiaries that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (x) the portion of such period ending on the Closing Date (for which the Seller shall be responsible under Section 6.7.1.1) shall be equal to the product of such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (y) the portion of such period beginning on the day following the Closing Date (for which the Purchaser shall be responsible under Section 6.7.1.2) shall be the remaining such Taxes.
          Section 6.7.2 Tax Returns.
               Section 6.7.2.1 Generally. The Seller shall cause to be filed all Tax Returns of the Company or any of its Subsidiaries that are due prior to the Closing Date. The Company or the applicable Subsidiary shall pay any Taxes shown to be due thereon. The Purchaser shall file or cause to be filed all other Tax Returns of the Company or any of its Subsidiaries. The Purchaser shall not cause or permit the Company or any of its Subsidiaries to file an amended Tax Return, or to modify any Tax election, of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period or any Straddle Period, unless (y) the Seller consents in its sole discretion or (z) the Purchaser provides to the Seller an opinion of counsel, in form and substance reasonably acceptable to the Seller, that such amended return or modification is required by law.
               Section 6.7.2.2 Pre-Closing Tax Periods. With respect to the Tax Returns of the Company or any of its Subsidiaries for a Pre-Closing Tax Period to be filed by the Purchaser pursuant to Section 6.7.2.1, (i) all such Tax Returns shall be filed in accordance with the prior positions and practices of the Company and its Subsidiaries, unless the Purchaser provides to the Seller an opinion of counsel, in form and substance reasonably acceptable to the Seller, that a change in such prior positions and practices is required by law, and (ii) the Purchaser shall provide each such Tax Return to the Seller at least thirty (30) days prior to the due date of such Tax Return for Seller’s review, and the Purchaser shall make all changes requested by the Seller, unless the Purchaser provides to the Seller an opinion of counsel, in form and substance reasonably acceptable to the Seller, that such changes are contrary to law. The Purchaser or the Company shall be entitled to reimbursement from the Seller for Taxes of the Company or any of its Subsidiaries that are due and payable with respect to such Tax Returns no more than two (2) Business Days prior to the due date (including extensions) of such payment by the Company or such Subsidiary, but only to the extent that the Seller is responsible for such Taxes pursuant to Section 6.7.1.1.
               Section 6.7.2.3 Straddle Periods. With respect to Tax Returns of the Company or any of its Subsidiaries for a Straddle Period, (i) all such Tax Returns shall be filed in accordance with the prior positions and practices of the Company and its Subsidiaries, unless the Purchaser provides to the Seller an opinion of counsel, in form and substance reasonably acceptable to the Seller, that a change in such prior positions and practices is required by law, and (ii) the Purchaser shall provide each such Tax Return, accompanied by an allocation in accordance with Section 6.7.1.3 between the Seller and the Purchaser of the Taxes shown to be due on such Tax Return, to the Seller at least forty-five (45) days prior to the due date of such

Tax Return for the Seller’s review. Such Tax Return and allocation shall be final and binding on the Seller and the Purchaser, unless, within twenty (20) days after the date of receipt by the Seller of such Tax Return and allocation, the Seller delivers to the Purchaser a written request for changes to such Tax Return or allocation. If the Seller delivers such a request, then the Seller and the Purchaser shall undertake in good faith to resolve the issues raised in such request. If the Seller and the Purchaser are unable to resolve any issue by the earlier of (i) ten (10) days after the date of receipt by the Purchaser of the request for changes or (ii) ten (10) days prior to the due date (including any extension thereof) for filing of the Tax Return in question, then the Seller and the Purchaser shall jointly engage an Accounting Firm (in the manner set forth in Section 2.3.3.3) to resolve such dispute, and the decision of such Accounting Firm shall be final. The Purchaser or the Company shall be entitled to reimbursement from the Seller for Taxes of the Company or any of its Subsidiaries that are due and payable with respect to such Tax Return, to the extent the Seller is responsible for such Taxes under Section 6.7.1.1, no later than the later of (i) two (2) Business Days prior to the due date (including extensions) of such payment by the Company or such Subsidiary or (ii) in the event of a dispute, five (5) Business Days after the resolution thereof (in the manner described above) by mutual agreement of the parties or by a determination of the Accounting Firm.
          Section 6.7.3 Refunds.
               Section 6.7.3.1 Refunds for the Benefit of Seller. Any refund or credit of Taxes (including any interest paid thereon) for any Pre-Closing Tax Period, or for the portion of any Straddle Period for which the Seller is responsible pursuant to Section 6.7.1.1, of the Company or any of its Subsidiaries (other than any refund or credit of Taxes that was taken into account as an asset in the computation of Net Working Capital) shall be the property of the Seller or its designee and shall be retained by the Seller or its designee (or promptly paid to the Seller or its designee by the Purchaser or the Company if such amount (or the benefit of such amount, if, for example, a refund is credited against Tax for another year) is received by the Purchaser, the Company or any of its Subsidiaries, or any of their respective Affiliates). Any refund or credit of Taxes and the amount of any other benefit realized by the Company or any of its Subsidiaries, or any of their respective Affiliates, in a Post-Closing Tax Period (or in the portion of the Straddle Period for which the Purchaser is responsible pursuant to Section 6.7.1.2) that results from the carryforward of any Tax attribute of the Company or any of its Subsidiaries arising in a Pre-Closing Tax Period (or in the portion of a Straddle Period for which the Seller is responsible pursuant to Section 6.7.1.1) shall be the property of the Seller or its designee and, if such amount is received by the Purchaser, the Company or any of its Subsidiaries, or any of their Affiliates, shall be promptly paid to the Seller or its designee by the Purchaser or the Company.
               Section 6.7.3.2 Refunds for the Benefit of Purchaser. Except as provided in Section 6.7.3.1, any refund or credit of Taxes (including any interest paid thereon) for any Post-Closing Tax Period, or the portion of any Straddle Period for which the Purchaser is responsible pursuant to Section 6.7.1.2, of the Company or any of its Subsidiaries shall be the property of the Purchaser, the Company or such Subsidiary (as applicable) and shall be retained by the applicable Person (or promptly paid by the Seller to the Purchaser or the Company if such amount is received by the Seller or any of its Affiliates).
          Section 6.7.4 Contests.

               Section 6.7.4.1 Notice. If (i) a Governmental Authority asserts a claim for Taxes against the Company or any of its Subsidiaries and (ii) the Seller could be responsible for any portion of those Taxes under Section 6.7.1 or Section 9.2.1 (any such claim, a “Tax claim”), then the party hereto first receiving notice (whether directly, or indirectly through an Affiliate of such party) of such Tax claim shall promptly provide to the other parties hereto written notice specifying in reasonable detail the basis for such Tax claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority in respect of such Tax claim; provided, however, that the failure of such party to give such prompt and detailed notice shall not relieve the other party of any of its obligations under Section 6.7, except if and only to the extent that the other party is actually prejudiced thereby.
               Section 6.7.4.2 Seller Control. If, within sixty (60) days after the Seller receives notice of a Tax claim (whether from a Governmental Authority or pursuant to Section 6.7.4.1), the Seller provides to the Purchaser a written notice in which the Seller elects to contest, and to control the defense or prosecution of, such Tax claim (an “Election Notice”), then, subject to the provisions of this Section 6.7.4, the Seller shall have the right to defend or prosecute and the right to control, at its sole cost and expense, such Tax claim by all appropriate proceedings. For any Tax claim the defense or prosecution of which Seller controls (a “Seller Controlled Proceeding”), (i) the Seller shall defend or prosecute the Tax claim diligently and in good faith; (ii) the Seller shall not, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any compromise or settlement of such Tax claim that would reasonably be expected to result in any material Tax for which the Purchaser would be responsible pursuant to Section 6.7.1.2; (iii) the Seller shall inform the Purchaser of all material developments and events relating to such Tax claim (including providing to the Purchaser copies of relevant portions of all written materials relating to such Tax claim); (iv) the Purchaser shall provide or cause to be provided to the Seller any information reasonably requested by the Seller relating to such Tax claim, and the Purchaser shall otherwise cooperate with Seller and its representatives in good faith in order to contest effectively such Tax claim; (v) the Purchaser or its authorized representative shall be entitled, at the expense of the Purchaser, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax claim; and (vi) in the event that the Purchaser reasonably withholds consent to a compromise or settlement pursuant to clause (ii) above, the Purchaser shall be entitled to assume the defense or prosecution of such Tax claim, and, in any event, the liability of the Seller in connection with such Tax claim shall not exceed the amount of the liability under the proposed settlement or compromise as to which the Purchaser withholds consent.
               Section 6.7.4.3 Purchaser Control. The Purchaser shall control the defense or prosecution of any Tax claim that is not a Seller Controlled Proceeding (each, a “Purchaser Controlled Proceeding”). For any Purchaser Controlled Proceeding, (i) the Purchaser shall defend or prosecute the Tax claim diligently and in good faith; (ii) the Purchaser shall not, without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned, enter into any compromise or settlement of such Tax claim that would reasonably be expected to result in any material Tax for which Seller would be responsible pursuant to Section 6.7.1.1; (iii) the Purchaser shall inform the Seller of all developments and events relating to such Tax claim (including providing to Seller copies of relevant portions of all written materials relating to such Tax claim); (iv) if requested by the Purchaser, the Seller shall provide or cause to be provided to the Purchaser any information reasonably requested by the Purchaser relating to such Tax claim, and the Seller shall otherwise cooperate in good faith with the Purchaser and its authorized representatives in order to contest effectively such Tax claim; and (v) the Seller or its authorized representatives shall be entitled, at the expense of the Seller, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax claim.
               Section 6.7.4.4 Straddle Periods. In the case of a Tax claim that relates to a Straddle Period, such Tax claim shall be prosecuted or defended and shall be controlled by (i) the Seller, if the amount of Tax for which the Seller is responsible under Section 6.7.1.1 with respect to such Tax claim is reasonably expected to equal or exceed the amount of Tax with respect to such Tax claim for which the Purchaser is responsible under Section 6.7.1.2, and (ii) the Purchaser, otherwise. The reasonable documented costs incurred by Seller (in a proceeding described in clause (i) of the preceding sentence) or by the Purchaser (in a proceeding described in clause (ii) of the preceding sentence) that are properly attributable to the Tax claim shall be divided between and borne by the parties in accordance with their relative share of the underlying Tax liabilities under Section 6.7.1.3. In the case of any such Tax claim, (i) the controlling party shall provide the noncontrolling party with a timely and reasonably detailed account of each stage of such Tax claim and a copy of relevant portions of all documents relating to such Tax claim; (ii) the controlling party shall consult with the noncontrolling party before taking any significant action with respect to such Tax claim that would reasonably be expected to affect adversely the noncontrolling party; (iii) the controlling party shall consult with the noncontrolling party and offer the noncontrolling party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax claim (including, to the extent practicable, any documents furnished to the applicable Governmental Authority in connection with any discovery request) to the extent such materials concern matters in such Tax claim that would reasonably be expected to affect adversely the noncontrolling party; (iv) unless the noncontrolling party otherwise consents in writing, the controlling party shall defend the Tax claim diligently and in good faith as if the controlling party were the only party in interest in connection with such Tax claim to the extent that such Tax claim might adversely affect the noncontrolling party, and the noncontrolling party shall reasonably facilitate to the extent requested by the controlling party, and shall not impede, the controlling party’s control of such Tax claim; and (v) the controlling party shall not settle, compromise, abandon or discharge any such Tax claim without obtaining the prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, of the noncontrolling party, if such settlement, compromise, abandonment or discharge would reasonably be expected to have an adverse impact on the noncontrolling party. In the event that the noncontrolling party reasonably withholds such consent pursuant to clause (v) of the preceding sentence, the noncontrolling party shall be entitled to assume the defense of such Tax claim; provided, however, that the original controlling party’s liability in connection with such Tax claim shall not exceed the amount that it would have been responsible for under the proposed settlement, compromise, abandonment or discharge.
               Section 6.7.4.5 Claims for Taxes that may give rise to indemnification due to a breach of Section 3.11 shall be subject to this Section 6.7.4.

          Section 6.7.5 Cooperation. The Purchaser, the Seller and the Company shall cooperate fully, as and to the extent reasonably requested by any another party to this Agreement, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Seller and the Company agree, and the Company agrees to ensure that its Subsidiaries agree, to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries and which relate to a Pre-Closing Tax Period or a Straddle Period until the expiration of the applicable statute of limitations (and, if notified in writing by another party, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Authority. The parties agree to give each other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and if another party so requests, to give such other party possession of such books and records.
     Section 6.8 Additional Covenants. The parties agree to such additional covenants set forth on Exhibit B hereto, which are hereby incorporated by reference.
     Section 6.9 Related Party Contracts. Except as set forth on Schedule 3.20, all Contracts set forth on Schedule 3.20 are, to the extent they can be effectively terminated hereby, are hereby terminated and, to the extent they cannot be effectively terminated hereby, shall be otherwise terminated in their entirety effective as of the Closing by the parties thereto.
ARTICLE VII—CLOSING DELIVERABLES
     Section 7.1 Closing Deliveries of the Seller. Prior to or at the Closing, the Seller shall have delivered the following closing documents in form and substance reasonably acceptable to the Purchaser:
          Section 7.1.1 a certified copy of the resolutions of the Company’s Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
          Section 7.1.2 stock certificates representing all of the shares of Common Stock, duly endorsed in blank or accompanied by stock transfer powers or a lost certificate affidavit representing stock certificates which have been lost, stolen, or destroyed;
          Section 7.1.3 a duly executed counterpart to the Escrow Agreement;
          Section 7.1.4 evidence of the termination of related party transactions as required by Section 6.9;
          Section 7.1.5 letters of resignation, to the extent required by Purchaser, of each officer and director of the Company and each Subsidiary, in each case reasonably acceptable to Purchaser and effective on or before the Closing Date;

          Section 7.1.6 customary pay-off letters in respect of each Credit Facility (the “Payoff Letters”) and UCC-3 termination statements necessary to terminate any Liens (other than Permitted Liens); and
          Section 7.1.7 evidence of termination of all obligations of the Company and its Subsidiaries to the Financial Advisor.
     Section 7.2 Closing Deliveries of the Purchaser. Prior to or at the Closing, the Purchaser shall have delivered to the Seller the following in form and substance reasonably acceptable to the Seller:
          Section 7.2.1 certified copies of the resolutions of the Purchaser authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby; and
          Section 7.2.2 a duly executed counterpart to the Escrow Agreement.
ARTICLE VIII—RESERVED
ARTICLE IX—SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
     Section 9.1 Survival of Representations and Warranties. The representations and warranties of the Company, the Seller and the Purchaser contained in this Agreement (whether or not contained in Article III, Article IV or Article V) shall survive the Closing for the period beginning on the date hereof and ending on the date that is twelve (12) months after the Closing Date, except that the Fundamental Representations and the representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Authorization), and 5.6 (Brokers) shall survive the Closing indefinitely, the representations and warranties set forth in Section 3.12 (Environmental) shall survive until the third (3rd) anniversary of the Closing Date and the representations and warranties set forth in Section 3.14.5 (ERISA Title IV Liabilities) shall survive until the fifth (5th) anniversary of the Closing Date. All covenants set forth herein shall survive the Closing in accordance with their respective terms. For the avoidance of doubt, on the twelve (12) month anniversary of the Closing Date, all of the Escrow Funds remaining in the Escrow Account shall be released to the Seller in accordance with the terms of the Escrow Agreement (which, for the avoidance of doubt, may require the reservation of certain funds pending the resolution of outstanding claims, if any).
     Section 9.2 General Indemnification.
          Section 9.2.1 Subject to the provisions of Section 9.5, if after the Closing Date, the Purchaser and/or its officers, directors, employees, Affiliates and/or agents (each a “Purchaser Indemnitee” and together the “Purchaser Indemnitees”) suffer, without any duplication, any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (“Loss”) as a result of, in connection with, or arising out of (i) any breach of any representation or warranty made by the Company or the Seller contained in Article III or Article IV and (ii) any failure by the Company to perform any of its covenants or agreements contained herein which are to be performed by the Company at or before the Closing, and (iii) any failure by the Seller to perform any of its covenants or agreements contained herein which are to be performed by the Seller on or after the Closing Date, then, subject to the other provisions of this Article IX, such Purchaser Indemnitee(s) shall be entitled to be reimbursed the amount of such Loss from the Escrow Account to the extent of available funds, and then, the Seller shall indemnify the Purchaser Indemnitees for such Loss.
          Section 9.2.2 After the Closing, each of the Purchaser and the Company agrees to indemnify, defend and hold the Seller, its members, officers, directors, employees, Affiliates and/or agents (each a “Seller Indemnitee” and together the “Seller Indemnitees”) harmless from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) any breach of any representation or warranty made by the Purchaser in this Agreement contained in Article V, (ii) any failure by the Purchaser to perform any of its covenants or agreements contained herein, and (iii) any breach by the Company or any of its Subsidiaries of any of its covenants or agreements contained herein which are to be performed by the Company or any of its Subsidiaries after the Closing.
          Section 9.2.3 The obligations to indemnify and hold harmless pursuant to Section 9.2.1 and pursuant to Section 9.2.2 shall survive the consummation of the transactions contemplated hereby for the period set forth in Section 9.1, except for claims for indemnification pursuant to such clauses asserted prior to the end of such period which claims shall survive until final resolution thereof.
          Section 9.2.4 Seller shall have no right of contribution, reimbursement or subrogation, or any similar rights, against the Company or any of its Subsidiaries for any indemnification payment made or owing by Seller, and Seller hereby waives any and all such rights.
     Section 9.3 Third Party Claims.
          Section 9.3.1 If a claim, action, suit or proceeding by a third party (other than a Tax claim which shall be governed by Section 6.7) (a “Third Party Claim”) is made against any Person entitled to indemnification or reimbursement pursuant to Section 9.2 (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity or reimbursement with respect thereto under this Article IX, such Indemnified Party shall promptly provide written notice to the party obligated to indemnify such Indemnified Party (or, in the case of a Purchaser Indemnitee seeking reimbursement, such Purchaser Indemnitee shall promptly notify the Seller) (such notified party, the “Responsible Party”) of such claims; provided, that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby. Such notice shall identify specifically the basis (with reference to the specific provision of this Agreement) under which indemnification or reimbursement is sought pursuant to Section 9.2 and enclose true and correct copies of any written document furnished to the Indemnified Party by the Person that instituted the Third Party Claim. The Responsible Party shall have 30 days after receipt of such notice to assume the conduct and control, through counsel selected by the Responsible Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided, that the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Responsible Party is contesting any such claim diligently and in good faith, the Indemnified Party shall not pay or settle any such claim without the Responsible Party’s consent. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim without the Responsible Party’s consent; provided, that in such event it shall waive any right to indemnity or reimbursement therefor by the Responsible Party or from the Escrow Account, as the case may be, for such claim unless the Responsible Party shall have consented in writing to such payment or settlement. If the Responsible Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim without the Responsible Party’s consent but shall not thereby waive any right to indemnity or reimbursement therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include an unconditional release of all Indemnified Parties who are parties to such claim from all liability with respect to such claim or consent to entry of any judgment.
          Section 9.3.2 The Responsible Party and the Indemnified Party shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity or reimbursement may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.
     Section 9.4 Response Actions. With respect to any claims for indemnification under this Agreement, the Seller shall have no obligation to indemnify any Purchaser Indemnitee or the Company with respect to any environmental sampling, analysis, investigation, reporting, monitoring, clean-up, containment, restoration, removal or other investigative, corrective or response action at the Leased Property taken by or on behalf of Purchaser or with respect to any Losses arising from conditions or events discovered or identified by or as a result of any of the foregoing actions (collectively, “Response Actions”) unless such Response Action is affirmatively (i) required under any applicable Environmental Law; (ii) required by a Governmental Authority, other than as a result of a report to a Governmental Authority made voluntarily by or on behalf of Purchaser that was not required under Environmental Law or by a Governmental Authority; (iii) reasonable in order to defend against a Third Party Claim alleging a Release of Hazardous Materials; (iv) required under, or to demonstrate compliance with, any applicable lease agreement for a Leased Property or this Agreement; (v) required as part of a bona fide construction, renovation, or demolition project by or on behalf of the Company; or (vi) necessary to address a bona fide material threat to human health, safety or the environment; and in each case such indemnification obligation shall be only to the extent required to attain compliance with standards applicable under Environmental Law for the continued industrial use of the relevant property or facility in a cost- effective manner, employing where applicable risk-based remedial standards and institutional controls, where such standards or controls would not unreasonably interfere with ongoing industrial operations at the relevant property or facility, provided that such level and extent of Response Actions is acceptable, to the extent applicable, to the Governmental Authority or, to the extent applicable, satisfies the terms under any Lease Agreement.

     Section 9.5 Limitations on Indemnification Obligations. The rights of the Purchaser Indemnitees to indemnification pursuant to the provisions of Section 9.2.1 are subject to the following limitations:
          Section 9.5.1 the amount of any and all Losses will be determined net of (i) any amounts actually recovered by the Purchaser Indemnitees under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, provided that the Purchaser Indemnitees shall have used commercially reasonable efforts to recover under such insurance policies or other collateral sources, and (ii) any Tax benefits recognized with respect to such Losses;
          Section 9.5.2 in valuing a Loss, no adjustment shall be made as a result of any multiple, increase factor, or any other premium over fair market value, book or historical value which may have been paid by the Purchaser for the Common Stock whether or not such multiple, increase factor or other premium had been used by the Purchaser at the time of, or in connection with, calculating or preparing its bid, its proposed purchase price for the Common Stock or its final purchase price for the Common Stock;
          Section 9.5.3 the Purchaser Indemnitees will not be entitled to recover Losses pursuant to Section 9.2.1(i) until the total amount which the Purchaser Indemnitees would recover under Section 9.2.1(i) (as limited by the provisions of Sections 9.5.1 and 9.5.2, but for this Section 9.5.3), exceeds $375,000 (the “Deductible”) and then only for the excess over the Deductible; provided, however, that the Deductible shall not apply to recovery for a breach of any Fundamental Representation;
          Section 9.5.4 the Purchaser Indemnitees will not be entitled to recover Losses pursuant to Section 9.2.1(i) if the aggregate claims actually paid by the Seller on account thereof exceed $7,000,000 (the “Cap”); provided, however, that the Cap shall not apply to recovery for a breach of any Fundamental Representation;
          Section 9.5.5 in no event shall the Seller be liable for indemnification claims under this Agreement, individually or in the aggregate, in excess of the Purchase Price;
          Section 9.5.6 notwithstanding anything to the contrary set forth herein, no party shall be liable for any consequential damages, including loss of revenue, income or profits, punitive, special or indirect damages, relating to any breach of this Agreement; and
          Section 9.5.7 in the event that the Purchaser fails, upon becoming aware of any event or circumstance that would reasonable be expected to give rise to any Loss indemnifiable hereunder, to take reasonable steps to mitigate or prevent such Loss, the Purchaser shall be entitled to recover such Loss, but shall not be entitled to recover additional Losses directly resulting from such failure by the Purchaser to mitigate.
In any case where a Purchaser Indemnitee recovers under insurance policies or from other collateral sources any amount in respect of a matter for which such Purchaser Indemnitee was indemnified pursuant to Section 9.2.1 of this Agreement, such Purchaser Indemnitee shall promptly pay over to the Seller the amount so recovered but not in excess of the sum of (i) any amount previously so paid to or on behalf of such Purchaser Indemnitee in respect of such matter, and (ii) any amount expended by the Seller in pursuing or defending any claim arising out of such matter.
     Section 9.6 Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, except as provided in Section 6.7 and Section 10.13, after the Closing, (i) indemnification pursuant to the provisions of this Article IX shall be the sole and exclusive remedy for the parties hereto for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto or otherwise in respect of the transactions contemplated hereby (including with respect to any environmental, health or safety matters, including those arising under CERCLA or any other Environmental Laws or any other environmental matters or Tax matters), and (ii) any amounts owing from the Seller pursuant to Section 6.7 and or this Article IX shall first be made from the Escrow Account to the extent of available funds therein prior to any amounts being funded directly by the Seller.
ARTICLE X—MISCELLANEOUS
     Section 10.1 Notices. Any and all notices, consents or demands permitted or required to be made under this Agreement shall be in writing, signed by the Person giving such notice or demand and shall be delivered (i) by hand (with signed confirmation of receipt), (ii) by overnight mail (with signed confirmation of receipt), (iii) by registered or certified mail, return receipt request or (iv) by facsimile transmission (with a confirmation copy delivered in the manner described in clause (i), (ii), or (iii) above). All such notices or demands shall be deemed delivered, as applicable: (a) on the date of the personal delivery or facsimile transmission (as shown by electronic confirmation of transmission); (b) on the date of the signed receipt for certified or registered mail; or (c) on the next Business Day for overnight mail. Notices directed to a party shall be delivered to such party at the address as set forth below.
If to the Purchaser or to the Company:
Liberty Safe Holding Corporation
c/o Compass Group Management LLC
621 Wilton Road, 2nd floor
Westport, CT 06880
Facsimile:       (203) 221-8253
Attention:       Alan B. Offenberg

with a copy to (which shall not constitute notice to the Purchaser or the Company):
Squire, Sanders & Dempsey LLP
221 E. Fourth St., Suite 2900
Cincinnati, OH 45202
Facsimile:      (514) 3561-1201
Attention:      Stephen C. Mahon, Esq.
If to the Seller:
Liberty Safe and Security Products, LLC
c/o Catterton Partners
7 Greenwich Office Park
599 W. Putnam Ave., Suite 200
Greenwich, CT 06830
Facsimile:      (203) 629-4903
Attention:      David McPherson, Esq. and David Heidecorn
with a copy to (which shall not constitute notice to the Seller):
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Facsimile:       (212) 446-6460
Attention:      Eunu Chun, Esq.
or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.
     Section 10.2 Exhibits and Schedules. All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. For the purposes of this Agreement, any matter that is clearly disclosed in a Schedule to this Agreement shall be deemed to have been included in such other Schedule, notwithstanding the omission of an appropriate cross reference thereto. Disclosure of any fact or item in any Schedule shall not necessarily mean that such fact or item is material to the Company or any of its Subsidiaries, individually or taken as a whole and any such disclosure, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material or would cause a Material Adverse Effect, to establish any standard of materiality or to define further the meaning of such terms for the purposes of this Agreement.
     Section 10.3 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.
     Section 10.4 Expenses. Except as otherwise set forth in this Agreement, regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein. The Purchaser understands and acknowledges that all out-of-pocket fees and expenses incurred or to be incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (including the Seller Expenses) will be paid by the Company, or its Subsidiary in cash at or prior to the Closing; provided, that any such fees and expenses not paid by the Company or its Subsidiary prior to or at the Closing shall be assumed by the Company and the Company shall be responsible to pay such fees and expenses when they become due (but only to the extent such fees and expenses were either taken into account in determining Net Working Capital or included in the Seller Expenses). In any proceeding arising out of, or in connection with the interpretation of any provision of, this Agreement (other than with respect to a Tax claim), the prevailing party in such proceeding shall be compensated by the other parties to such proceeding for the prevailing party’s attorney fees and expenses.
     Section 10.5 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules and exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
     Section 10.6 Jurisdiction and Venue. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.6, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

     Section 10.7 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void; provided further, however, that the indemnification and other rights hereunder of Purchaser may be collaterally assigned to any bank or other financial institution which is or becomes a lender to Purchaser, the Company or any of their respective Affiliates, successors and assigns. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. Except as set forth in this Section 10.7 and in Sections 6.5, 9.2.1 and 9.2.2, this Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.
     Section 10.8 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a mutually executed counterpart to this Agreement.
     Section 10.9 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.
     Section 10.10 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the Escrow Agreement constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters (including the Confidentiality Agreement).
     Section 10.11 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.
     Section 10.12 No Strict Construction. Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.
     Section 10.13 Specific Performance. Each of the Seller, the Company and the Purchaser acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other party’s obligations hereunder not only pursuant to Article IX but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).
     Section 10.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH OR INCIDENTAL TO THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     Section 10.15 Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
     Section 10.16 Amendments. This Agreement may be amended, at any time prior to the Closing, by action taken by the Company, the Seller and the Purchaser. This Agreement (including the provisions of this Section 10.16) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.
     Section 10.17 Conflicts; Privileges. It is acknowledged by each of the parties hereto that the Seller and the Company have retained Kirkland & Ellis LLP (“K&E”) to act as their counsel in connection with the transactions contemplated hereby and that K&E has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party to this Agreement has the status of a client of K&E for conflict of interest or any other purposes as a result thereof. The Purchaser hereby agrees that, in the event that a dispute arises between the Purchaser or any of its Affiliates (including, after the Closing, the Company and any of its Subsidiaries) and the Seller or any of the Seller’s direct or indirect equityholders (the “Seller’s Equityholders”) under this Agreement or the transactions contemplated hereby, K&E may represent the Company (prior to the Closing), the Seller and/or such Seller’s Equityholder in such dispute even though the interests of such Seller’s Equityholder may be directly adverse to the Purchaser, the Company or any of its Affiliates (after the Closing), and even though K&E may have represented the Seller or the Company in a matter substantially related to such dispute, and the Purchaser and the Company hereby waive, on behalf of themselves and each of their Affiliates, any conflict of interest in connection with such representation by K&E. The Purchaser further agrees that, as to all communications among K&E, the Company, any of the Company’s Subsidiaries and any of the Seller’s Equityholders

that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Seller and such Seller’s Equityholder and may be controlled by such Seller’s Equityholder and shall not pass to or be claimed by the Purchaser, the Company or any of the Company’s Subsidiaries. The Purchaser agrees to take, and to cause its Subsidiaries to take, all steps reasonably necessary and within its control to implement the intent of this Section 10.17.
*  *  *  *  *  *  *

     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

LIBERTY SAFE HOLDING CORPORATION
By:
Name:
Title:

GABLE 5, INC.
By:
Name:
Title:

LIBERTY SAFE AND SECURITY PRODUCTS, LLC
By:
Name:
Title:

Solely with respect to Section 6.8 hereof:

CATTERTON PARTNERS V, L.P.

By:	Catterton Managing Partners, L.L.C.
Its:	General Partner

By:	CP5 Principals, L.L.C.
Its:	Managing Member

By:
Name:
Title:

NATIONAL CITY EQUITY PARTNERS, LLC

By:
Name:
Title:

Jeffrey Talley

Kim Waddoups

Michael Bellick

Stephen Allred